As filed with the Securities and Exchange Commission on July 28, 2000
                                                       Registration No. ________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                   LOGIO, INC.
                         (Name of issuer in its charter)
                                 ---------------
Nevada                                7379                        84-1370590
(State of incorporation)    (Primary Standard Industrial      (I.R.S. Employer
                             Classification Code Number)     Identification No.)

                          405 East 12450 South, Suite B
                               Draper, Utah 84020
                                 (801) 816-9904
   (Address and telephone number of registrant's principal executive offices and principal place of business)
                                ----------------

                                 Kenneth W. Bell
                          405 East 12450 South, Suite B
                               Draper, Utah 84020
                                 (801) 816-9904
            (Name, address and telephone number of agent for service)
                                -------------
---
                                   Copies to:

                            Scott R. Carpenter, Esq.
                            Michael J. Ziouras, Esq.
                             Parsons Behle & Latimer
                        201 South Main Street, Suite 1800
                           Salt Lake City, Utah 84111
                                 (801) 532-1234

        Approximate date of commencement of proposed sale to the public:
 From time to time following the effectiveness of this registration statement.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================= ===================== ====================== ===================== =====================
                                                      Proposed Maximum       Proposed Maximum
   Title of Each Class of         Amount to be       Offering Price Per     Aggregate Offering        Amount of
Securities to be Registered        Registered             Share (1)             Price (1)          Registration Fee
----------------------------- ---------------------  ---------------------- --------------------- ---------------------
        Common Stock               2,900,000                $1.43               $4,147,000              $1,098
============================= ===================== ====================== ===================== =====================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the last trade price of common shares as reported on the OTC Bulletin Board on July 25, 2000.

We hereby amend this registration statement on such a date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                            SUBJECT TO COMPLETION, DATED JULY 28, 2000
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The seller's stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   LOGIO, INC.
                              a Nevada corporation

                        2,900,000 shares of common stock
                                $0.001 per share

         This prospectus relates to the public offering, which is not being underwritten, of 2,900,000 shares of the common stock of Logio, Inc., formerly known as WordCruncher Internet Technologies, Inc. by certain of our stockholders who are identified in this prospectus. All of the shares being offered will be sold by the selling stockholders. The selling stockholders may sell the shares at prices determined by the prevailing market price for the share or in negotiated transactions. The selling stockholders may also sell the shares to or with the assistance of broker-dealers, who may receive compensation in excess of their customary commissions. We will not receive any of the proceeds from the sale of the shares. However, we will receive proceeds from the exercise of warrants which can be exercised by certain of the selling stockholders. Our common stock is currently traded over the counter on the OTC Bulletin Board under the symbol "LGIO." The last reported sales price of the common stock on that market on July 25, 2000 was $1.43 per share.

                            -------------------------

              Investing in the shares involves certain risks. See "Risk Factors" beginning on page 9.
                            -------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

                                  July 28, 2000

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering and selling the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of the prospectus or any sale of the shares.

                                Table of Contents

                                                                            Page

Summary...................................................................     3
Risk Factors..............................................................     7
Transactions Effected in Connection With the Offering....................     11
Use of Proceeds..........................................................     11
Price Range of Common Stock and Shares Eligible for Future Sale....... ..     12
Capitalization...........................................................     14
Dividend Policy..........................................................     14
Selected Financial Data..................................................     14
Management's Discussion and Analysis of Financial Condition and Results of
Operation ...............................................................     16
Business.................................................................     23
Management...............................................................     32
     Summary Compensation Table..........................................     35
     Option Grants in Last Fiscal Year...................................     37
     Aggregated Option Exercises in Last Fiscal Year.....................     38
Principal and Selling Stockholders.......................................     38
Certain Relationships and Related Transactions...........................     40
Changes In and Disagreements With Accountants on Accounting and Financial
 Disclosure..............................................................     40
Interest of Named Experts and Counsel....................................     41
Plan of Distribution.....................................................     41
Description of Capital Stock.............................................     42
Commission's Position on Indemnification for Securities Act Liabilities..     47
Index to Financial Statements...........................................     F-1

                            -------------------------

         We own or have the rights to trademarks or trade names that we use in connection with the licensing and marketing of our products and services, including the "Logio" trademark. While we have secured rights to the "Logio" trademark within the United States, we have not completed securing our international rights to this trademark. See "Risk Factors" beginning on page 7. This prospectus may also include references to trademarks of other companies.

--------------------------------------------------------------------------------

                                     SUMMARY

         Because this is only a summary of the information contained in this prospectus, it does not contain all of the information that may be important to you in your investment decision to acquire the shares. You should read this entire prospectus carefully, especially the section entitled "Risk Factors" and the financial statements and notes, before deciding to invest in the shares.

                                  Our Business

         Our company is a development stage company. We developed, and launched in March 2000, a next-generation focused Internet site for business professionals under the tradename "Logio." Our site serves as a showcase for our directory structure and search capability which we license to business content providers in order to allow their users to find pertinent, quality content and information included in our database. We intend to focus our Logio promotional efforts on information providers for the online business researcher and professional user segments of the Internet and private data networks, or intranets, through syndication of our products and services.

                                   Our Market

         We  believe  that  our  products  and  services  can be used  for  data searching, retrieval and indexing on both private data networks, including intranets, and the Internet. We intend to market Logio initially to the information providers of online business users, which include business researchers and professionals, and then to private data networks and their users.

         The Internet is an interactive worldwide network of computers and data systems that allows users to retrieve data, purchase products, send and receive communications and purchase or provide services. The Internet is based on a technology platform that allows computers in various locations and of various makes to communicate with one another. The Internet's use has grown substantially since it was first commercially introduced in the early 1990s. International Data Corporation estimates that the number of Internet users has grown from approximately 35 million in 1996 to approximately 196 million in 1999, and will reach 502 million in 2003. The amount of information available on the Internet is likewise increasing at exponential rates. Estimates for 2000 place the number of web pages at more than 1.2 billion and between 5 and 7 million web sites worldwide.

         The use of intranets has also dramatically increased in recent years. Corporations, universities and other large organizations have recently begun to create large networks of interconnected computer networks to allow employees, researchers and other parties access to private data. Many of these networks, or intranets, have adopted or use Internet standards, which allow their users to obtain data and information from the Internet as well as from the organization's private data cache. A July 1996 survey of fifty Fortune 1000 companies reported that 64% of the entities responding to the survey were currently using intranets, and that another 32% were building them.

         We believe the rapid growth of the Internet and private data networks and, especially, the proliferation of Internet sites, has made it increasingly challenging for consumers, content providers and advertisers to effectively reach one another. Consumers are generally challenged to quickly find the most relevant information, products and services related to a particular interest or topic. Content providers are typically challenged to differentiate their services in an increasingly crowded medium and to improve the visibility of their sites. Advertisers are challenged to more effectively deliver their messages to both general audiences and target groups.

--------------------------------------------------------------------------------
         Many of our competitors have developed products, including portals, which they believe make the task of finding relevant data, information, advertising or products on the Internet or private data networks easier and less time consuming. These portals generally return a list of web sites, based on search parameters, that contain limited extracts or descriptions of the web sites. They can answer search inquires with lists of potential documents that contain several thousand results, with little or no input as to which results are relevant. As a result, Internet and private data network users generally spend substantial time searching through the list of the web sites presented to find out which web sites are relevant to their particular inquiry. This generally requires the user to call up the referenced page and either visually scan it or conduct another page search to find the specific information in question.

         Our focus is on the business-to-business market, including company intranets. Our products and services can be used for data searching, retrieval and indexing on both the Internet and intranets. Our research indicates that 35 million business professionals in the U.S. are currently connected to the Internet, through business or home computers, or over wireless devices such as handheld computers and cell phones. We intend to market Logio products and services to reach business information providers and their users through company intranets, through other information and service providers and through our own Logio Internet business portal. From a U.S. foundation, we eventually intend to make Logio products and services available worldwide.

                             The Company's Solution

         Logio is a business-to-business information and resources company. Logio gathers, evaluates, categorizes, and delivers relevant information and resources for business professionals, serving as an aggregator and syndicator of business-relevant content. We believe this places us squarely in the center of the important business-to-business Internet industry. The Internet will serve as a primary conduit for delivering Logio-based information to its users, but we have begun to explore additional media through which we expect to be able to deliver our services.

        Logio offers a functional business directory and search engine which is designed to provide fast and focused information for business people. Our directory is designed for business professionals, and is organized by area of professional occupation, within the context of a typical corporate organization structure. Tens of thousands of business-to-business Internet sites, or URLs, containing information, resources, and services for business users have been categorized within our service. Each URL is assigned to one or more business directory categories, and is further identified by geographical location when appropriate, and by whether it is an information resource, a professional or educational organization, or a company. In addition, each URL entry contains a written abstract that tells the user where the entity is located, what the company or organization does, and what the user can find or do at the site. We believe that this level of information is unique, and allows a user to know whether a site is likely to be useful before he or she clicks on the link.

         A search engine is associated with the directory and database, providing flexible database query and retrieval capabilities. In addition to simple queries (e.g., "Internet" or "retail"), the search engine can handle complex queries using Boolean operators, locate words that are not adjacent but are in close proximity to each other, and predict the level of relevance of returned documents to the user's needs. Search results also show hits in context, with the requested term(s) displayed with surrounding text from the document.

         Logio takes search result data and organizes it in terms that are familiar to the average person - such as a modified table of contents or an index. Logio can also sort, analyze, and manipulate search results to make it easier to find what the user is looking for. This conceptual "bridge building" is especially useful for new Internet users who are not generally familiar with the limitations of existing portals. Logio assists users in quickly zeroing in on sites and pages that contain needed, relevant information by allowing users to analyze the context of the search term in the document. This function also allows users to construct a search request that avoids getting too many responses to a search that was ambiguously phrased.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Total number of shares of common stock  to be offered by the selling stockholders..............................................2,900,000
Common stock outstanding after the offering...........................15,979,408
Common stock owned by the selling
     stockholders after the offering...................................4,917,214
Use of proceeds...........   We will not receive any  proceeds  from the sale of
                             the shares.  See "Use of Proceeds."

         Our calculation of the number of shares of common stock issued and outstanding is based on 13,479,408 shares of common stock outstanding as of July 11, 2000, but excludes 1,889,116 shares of common stock subject to outstanding options granted under employee stock options, of which 728,666 were exercisable as of July 11, 2000, and excludes any exercised warrants to acquire 249,449 shares of common stock at exercise prices ranging from $7 to $8.40 per share. The information set forth above also includes the sale of 2,000,000 shares of common stock to be issued upon the effectiveness of the registration statement of which this prospectus is a part pursuant to the terms of a private placement we completed on July 6, 2000, and the exercise of warrants to acquire 500,000 shares of common stock at prices ranging from $3 to $5 per share. See "Description of Capital Stock-Preferred Shares."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                       Summary and Operating Data
                                                     (a Development Stage Company)

                                               Six Months Ended June 30                              Year Ended December 31,
                                               ------------------------                              -----------------------

                                                 2000                1999            1999              1998                1997
                                                 ----                ----            ----              ----                ----
Statement of Operations Data:

Revenues................................    $       1,534        $   14,072   $       23,355    $      82,678     $      24,484
Cost of sales & royalties...............          300,746             4,099           15,071           15,864               806
                                            -------------       -----------   ---------------    -------------     -------------
   Gross profit (loss)                           (299,212)            9,973            8,284           66,814            23,678

Operating expenses:
   Research & development...............        1,558,834           330,068        1,198,546          266,563           126,281
   Sales & marketing....................          629,834           176,955          953,708           34,554             5,274
   General & administrative.............          649,790           527,662        1,340,486          217,318           206,874
   Depreciation & amortization..........          401,003            38,660          179,169           10,406             6,419
   Compensation expense for common
     stock, options and warrants                  580,843           705,187        1,452,610                 -                -
                                              -----------       -----------     -------------     -------------    -------------
Total operating expense.................        3,820,304         1,778,532        5,124,519          528,841           344,848
                                               ----------        ----------     -------------     --------------   -------------

Operating loss..........................       (4,119,516)       (1,768,559)      (5,116,235)        (462,027)         (321,170)
Other income and (expense), net.........          (28,156)           94,338          186,355          (20,882)          (14,048)
                                             -------------     ------------     -------------     -------------    -------------

Net loss................................       (4,147,672)       (1,674,221)      (4,929,880)         482,909)         (335,218)
Deduction for dividends and accretion...          (64,360)       (4,719,894)      (6,469,861)                -                -
                                              ------------       -----------    -------------     -------------    -------------

Net loss attributable to common               $(4,212,032)      $(6,394,115)    $(11,399,741)     $  (482,909)      $  (335,218)
     stockholders                             ============      ============    =============     ============      ============

Basic and diluted loss per common share:      $     (0.32)   $       (0.54)     $     (0.96)      $     (0.08)      $     (0.61)

Weighted average outstanding shares
    (basis and diluted).................       13,035,217        11,877,002       11,879,919        6,100,679          545,535

--------------------------------------------------------------------------------

                                                        December 31, 1999             June 30, 2000              June 30,2000
                                                              Actual                     Actual                  As Adjusted1
Balance Sheet Data:

Cash and cash equivalents........................           $1,055,371          $          333,488            $     3,300,000
Total assets.....................................            4,769,737                   2,556,116                  5,856,116

Long term liabilities, including current portion.              553,333                     925,395                    925,395
Common Stock.....................................               11,891                      13,480                     15,980
Additional Paid-in Capital.......................           15,362,028                  16,943,305                 20,240,805
Deficit accumulated during development stage.....          (12,217,868)                (16,429,900)               (16,427,900)
Total stockholders' equity.......................            3,164,054                     540,365                  3,840,365
--------------------------------------------------- --------------------------- -------------------------- ------------------------


         (1 Assumes the issuances of 2,000,000 shares of common stock for $.70 per share and the exercise of 500,000 warrants at $3 to $5 per share.)

                                  RISK FACTORS

         We have a limited operating history and little historical information by which to value the shares. Although we anticipate our operating revenue will increase in the future, we cannot guarantee that our revenues will exceed our operating expenses. We incorporated in 1996 and purchased the license to develop and market the basic Logio technology in February 1997. We have completed our beta testing of Logio on our web site and on March 19, 2000 launched our products and services at logio.com. We may encounter financial, managerial, technological or other difficulties as a result of our lack of operating history.

         We have consistently incurred losses since our formation and may never be profitable. During the six months ended June 30, 2000, we incurred a net loss of $4,147,672. During the years ended December 31, 1999, 1998 and 1997, we incurred net losses of $4,929,880, $482,909, and $335,218, respectively. We have not been profitable and expect to continue to incur losses for the foreseeable future. We have financed our operations and business through the sale of our common stock and Series A Preferred Stock and through the issuance of notes. We have not been able to fund our business through revenue sources and there can be no assurance that we will be able to do so in the near future.

         Our quarterly results could fluctuate and are difficult to forecast in valuing the shares. We have consistently incurred losses since our formation. Our quarterly operating results in the future may vary significantly, depending on factors such as revenue from syndication fees, advertising sales and software license fees, market acceptance of new and enhanced versions of Logio and related products and services, if any, changes in our operating expenses, changes in our business strategy, and general economic factors. We have limited or no control over many of these factors. Our quarterly revenues will also be difficult to forecast because the markets for our products and services are evolving and our revenues in any period could be significantly affected by new product announcements and product launches by our competitors, as well as by alternative technologies. We believe period-to-period comparisons of our results of operations will not necessarily be meaningful for the foreseeable future.

         Our industry is subject to rapid technological change, and we may not be able to keep up. Internet industries change rapidly. Our operating results will depend to a significant extent on our ability to successfully introduce our products and improve Logio. Accordingly, our ability to compete successfully in our markets will depend on a number of factors, including our ability to identify emerging target markets, identify emerging technological trends within those markets, develop and maintain competitive products, enhance our products by adding innovative features that differentiate them from our competitor's products, bring products to market on a timely basis at competitive prices and respond effectively to new technological changes or new product announcements by others. We believe we will need to make continuing significant expenditures for research and development in the future. We may not be able to successfully develop new products or, if we do, those products may not be accepted by the market.

         We are subject to intense competition and our competitors may have significant advantages over us. The development and marketing of search engines, content and Internet portals is extremely competitive. Many of our competitors have competitive advantages, including established positions in the market, brand name recognition, greater financial, technical, marketing and managerial resources, and established strategic alliances. Further, our competitors may succeed in developing products or technologies that are more effective than ours, or that make our products and technologies obsolete.

         We are controlled by our executive officers and directors and our other shareholders may not have great influence over our business. Our executive officers and directors beneficially own approximately one third of the outstanding common stock. As a result they will have substantial influence over our operations and on the outcome of matters submitted to our stockholders for approval. In addition, their ownership of such a large portion of the common stock could discourage the purchase of our common stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of our stock.

         We depend on patents and proprietary rights which are not always secure and the loss of which may significantly harm us. Our ability to compete effectively in our markets will depend, in part, on our ability to protect the proprietary nature of the Logio technology through a combination of patents, licenses and trade secrets. At this time, we have secured rights to the "Logio" trademark within the United States, but have not completed securing international rights to this trademark. In addition, competition in our markets is intense and our competitors may independently develop or obtain patents on technologies that are substantially equivalent or superior to Logio. We could incur substantial costs in defending patent infringement lawsuits brought by others and in prosecuting patent infringement lawsuits against third parties.

         A portion of our initial search technology was based on an exclusive, worldwide license to a patent that was issued to a university. Our reliance on that patent has significantly diminished as we have developed our own search technology, and as we have licensed additional search technology from other parties. Intellectual property rights, by their nature, are uncertain and involve complex legal and factual questions. We may unknowingly infringe on the proprietary rights of others and may be liable for our infringement, which could cost us significant amounts. We are not aware of any third party intellectual property rights which would prevent our use of Logio, although rights of that type may exist. If we infringe on the intellectual property of another party, we could be forced to seek a license to those intellectual property rights or alter our products or processes so they no longer infringe on the rights of the third party. If we are required to obtain a license to another party's proprietary rights, that license could be expensive, if we could obtain it at all.

         We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on confidential information to maintain our competitive position, other parties may independently develop the same or similar information. We attempt to protect our trade secrets and proprietary knowledge in part through confidentiality agreements with our employees and collaborators. These agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of that information. If employees or collaborators develop products independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those products. Those products will not necessarily become our property, but may remain the property of those persons. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Our failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on our business, financial position and results of operations.

         We will need significant additional capital, which we may not be able to obtain, to fund our business. Based on our current expenditure rate, we believe we will need additional financing by the end of August of 2000, and that we will need a total of between $15 million and $20 million in new capital by the end of 2001 to conduct Logio operations and continue sales to the market. Even though we have launched Logio, and anticipate that we will begin generating revenues from its operations, we do not believe those revenues will be sufficient to finance capital and operational expenditures. Therefore, the success of our business strategy will be dependent on our ability to access equity capital markets and borrow on terms that are financially advantageous to us. We recently completed a series of financing transactions that provided us with approximately $500,000 in debt financing, and completed a private placement of shares of common stock (which will close upon the effectiveness of a registration for those shares) for $1.4 million. The amounts from those financings, together with our current capital, will fund our operations through the end of 2000. We have no other committed external sources of financing for any funds we may need in the future. We may not be able to obtain funds on acceptable terms. If we fail to obtain funds on acceptable terms, we may be forced to delay or abandon some or all of our business plans, which could have a material adverse effect on operations and financial results. If we are unable to obtain additional capital, we also may not have sufficient working capital to finance acquisitions, pursue business opportunities, develop products or continue our business operations. If we borrow money, we could be forced to use a large portion of our cash reserves to repay it, including interest. If we issue our securities for capital, your interest and the interests of the other then-current shareholders could be diluted.

         Our products are complex and may contain errors which may discourage their use. Logio is complex and may contain errors, defects and "bugs." We have detected those kinds of errors, defects and bugs in the past and have corrected them as quickly as possible. Correcting any defects or bugs we discover in the future may require us to make significant expenditures of capital and other resources. Even though we extensively tested Logio prior to its launch, users may find errors or defects in Logio which could cause additional development costs or result in delays in, or loss of, Logio's market acceptance.

         Our stock price may be volatile. In recent years the stock market in general, and the market for shares of high technology companies in particular, have experienced extreme price fluctuations. In many cases these fluctuations have been unrelated to the operating performance of the affected companies. The trading price of our common stock has been and may be subject to extreme fluctuations in response to business-related issues such as quarterly variations in operating results, or announcements of our new products or those of our competitors. In addition, the trading price of our common stock has been and may be subject to fluctuations in response to stock market-related influences such as changes in analysts' estimates, the presence or absence of short-selling of our common stock and events affecting other companies that the market deems to be comparable to us.

         This prospectus contains forward-looking statements which may in the future prove to be wrong. The information contained in this prospectus includes information based on trends or other forward-looking statements that involve a number of assumptions, risks and uncertainties. The actual results of our operations could differ materially from our historical results of operations and those discussed in the forward-looking statements. The forward-looking statements are based on our management's beliefs, as well as assumptions they have made based on currently available information. Words such as "anticipate," "believe," "estimate," "plan," "expect," "intend" and words or phrases of similar import, as they relate to us or our management, are intended to identify forward-looking statements. The forward-looking statements should be read in light of these factors and the factors identified elsewhere in this prospectus.

         The future sale of our common stock could pose investment risks, including dilution of the shares. The market price of our common stock could drop as a result of sales of the common stock, including the shares, in the market after this offering, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. There will be a total of 15,979,408 shares of common stock outstanding immediately after this offering, assuming no exercise of outstanding options or warrants other than the warrants issued in connection with the Series A Preferred Stock. The shares registered hereunder will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares held by our officers, directors and shareholders owning 10% or more of our common shares. We also have approximately 7.9 million shares of common stock outstanding that are freely transferrable without registration under the Securities Act (including shares which are subject to a "shelf" registration statement which has been declared effective by the SEC, the sale of which is not restricted), except for any of those shares purchased by our officers, directors, and shareholders owning 10% or more of our common shares. Of the remaining shares of common stock, approximately 5.6 million shares are securities which have restrictions on their transfer, but which may be sold without further registration under the Securities Act to the extent such sales are permitted by Rule 144. The balance of our outstanding shares of common stock are restricted securities which are not yet able to be sold under, and subject to the limitations of, Rule 144, but which may be sold or otherwise transferred under other exemptions under the federal securities laws. See "Price Range of Common Stock and Shares Eligible for Future Sale" and "Plan of Distribution."

         We have a short market history and there is little historical information by which to value the shares. There has not been a large public market for our equity securities, although our common stock has traded on the over-the-counter market since July 1998. See the section entitled "Price Range of Common Stock and Shares Eligible for Future Sales," which describes the high and low actual sales prices of our common stock during certain periods. Our shareholders and potential investors are limited to effecting market transfers of our stock on the over-the-counter market. We do not know the extent to which investor interest in our stock will lead to the development of a more substantial and active trading market or how liquid that market might be. The offering price for the shares is determined by the selling stockholders. You may not be able to resell your shares at or above the price you pay for your shares.

         We have an unproven product and we operate in a developing market which may not accept our products. Logio is based on search engine fundamentals, which have been used for over 10 years. However, if Logio does not achieve significant market acceptance and usage, our business, results of operations and financial condition could be materially and adversely affected. We have refined the basic Logio technology by adding additional functions and recently launched it as an operating site. Our success will depend largely on our ability to refine and continue to develop Logio and other products. See "Business - Logio Markets."

         The primary markets for Logio have only recently begun to develop and are rapidly evolving. As is typical of new and rapidly evolving industries, demand for, and market acceptance of, products and services that have been released recently or that are planned for future release are subject to a high level of uncertainty. If the markets for Logio fail to develop, develop more slowly than we expect, or become saturated with products of other competitors, or if Logio does not achieve market acceptance, our business, results of operations and financial condition could suffer.

         Our markets are highly dependent on the use of the Internet. A number of critical issues concerning the commercial use of the Internet, including security, reliability, capacity, costs, ease of use, access, quality of service and acceptance of advertising remain unresolved and may retard the growth of the Internet for commercial applications.

         We are dependent on the continued adoption of private data networks, the failure of which may harm our business. In addition to providing services over the Internet, we intend to provide or license Logio for use on private data networks systems. Therefore, we will be dependent on the development of those systems. Those systems may not be adopted by large numbers of organizations, and the organizations adopting them may not want users to communicate over those systems. Our products may not appeal to organizations that use private data networks.

         We will need to carefully manage our growth, but may not be able to do so effectively. We hope and expect to grow rapidly, both in the rate of our sales and operations and the number and complexity of our products, product distribution channels, and product development activities. Several members of our key management team only recently joined us. See "Management." Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical and financial resources and increase demands on our internal management systems, procedures and controls. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

         We will be dependent upon value added links, but may not be able to obtain them. We intend to establish value added links with leading Internet content providers to allow their users to use Logio without leaving the content provider's web site. We expect to derive revenue from these value added links and to increase Logio brand recognition among users through such relationships. Our success in establishing Logio as a recognized brand name and achieving its acceptance in the market will depend in part on our ability to establish and maintain value added links. See "Business."

         We may be subject to capacity constraints and system failures, which may discourage our customers' use of Logio. A key element of our marketing strategy is to make Logio available at no cost to users of the Internet through our own web site. Accordingly, Logio's performance will be critical to our ability to establish the Logio brand name. Increases in the volume of searches conducted using Logio could strain our system capacity, which could lead to slower response times or complete system failures. In addition, if the number of Internet users increases, Logio may not be able to be scaled appropriately. We will likely be required to make certain performance and support commitments in our value added link agreements and if we fail to meet the commitments, those agreements could be terminated or we could be liable for damages. We will also be dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment that we use to operate our web site and for Internet access. The servers and other hardware equipment will be vulnerable to damages from fire, earthquake, power loss, telecommunications failures and similar events. Our business operations may also be vulnerable to computer viruses, break-ins and similar disruptive problems. See "Business."

         We may be subject to increased regulations and we may have liability for information retrieved from the Internet. Other than laws and regulations applicable to businesses generally, there are currently few laws and regulations expressly applicable to access and commerce on the Internet. Due to the increased popularity and use of the Internet, however, it is possible that new laws and regulations may be adopted with respect to the Internet relating to the issues such as user privacy, pricing and characteristics, and content and quality of products and services. For example, we may be subject to the
provisions   of  the   Communications   Decency  Act,   which  if  found  to  be
constitutional, could expose us to substantial liability. The adoption of any such laws or regulations could retard the growth or the use of the Internet, which could adversely affect the demand for our products and services. Those laws or regulations could also result in significant additional costs and technological challenges for us in complying with any mandatory requirements. Further, several states have attempted to tax online retailers and service providers even when they have no physical presence in the state. There is currently a three-year moratorium on taxing Internet commerce which was imposed by the federal government. We cannot predict what effect the lapse of the moratorium period will have on our business operations. In addition, plaintiffs have brought claims, and sometimes obtained judgments, against online services for defamation, negligence, copyright or trademark infringement or under other theories with respect to materials disseminated through those services. We will maintain a web site to which users can upload materials, so we may be subject to similar claims.

         We may be subject to risks associated with global operations, which we may not be adequately protected against. Our Logio software has multi-language capability. In the past year we have not concentrated on developing that function, but we believe we could do so in the future. As a result, we could derive substantial portions of our revenues from customers outside the United States. Our ability to expand products and services internationally would be limited by the general acceptance of the Internet and intranets in other countries. In addition, international operations are subject to a number of risks, including costs of localizing products and services for international markets, dependence on independent resellers, multiple and conflicting regulations regarding communications, restrictions on use of data and internet access, longer payment cycles, unexpected changes in regulatory environments, import and export restrictions and tariffs, difficulties in staffing and managing international operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burden of complying with a variety of laws outside the United States, the impact of possible recessionary environments and economies outside the United States and political and economic instability. Furthermore, we expect that our export sales would be denominated predominately in United States dollars. Therefore, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and potentially less competitive in international markets.

         None of our common shareholders is subject to a lock-up and they may immediately sell their stock, which may depress our stock price. Our current common stockholders have not entered into any agreements which restrict their ability to sell or otherwise dispose of their common stock. As a result, our stockholders, including those stockholders whose shares are being registered under this registration statement, will be able to sell any and all of their shares of common stock, subject only to applicable federal securities laws. Sales and distributions of substantial amounts of common stock in the public market, whether by reason of this prospectus or by the same or other shareholders, could adversely affect the prevailing market prices for our securities. See "Price Range of Common Stock and Shares Eligible for Future Sale."

         An investment in the shares is very risky. You should carefully consider the preceding risks in addition to the information contained in the remainder of this prospectus before purchasing the shares. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described above, may cause actual results to differ materially from anticipated results.

              TRANSACTIONS EFFECTED IN CONNECTION WITH THE OFFERING

         In July 2000, we concluded a private placement with four accredited investors of 2,000,000 shares of our common stock. The purchase price for the common stock was $.70 per share, for an aggregate purchase price of $1.4 million. The closing of the transaction will occur as soon as practicable after the Securities and Exchange Commission declares the registration statement of which this prospectus is a part effective. The investors' obligation to close is conditioned only on our representations and warranties being accurate and the effectiveness of the registration statement. The 2,000,000 shares are part of the shares the public sale of which is being registered hereunder.

                                 USE OF PROCEEDS

         We registered the shares for the benefit of the selling stockholders who will sell the shares from time to time under this prospectus. Other than the exercise price certain of the selling stockholders pay to exercise warrants to buy common shares, we will not receive any of the proceeds from the sale of the shares registered hereunder. Those selling stockholders are not obligated to exercise their warrants , and there can be no assurance they will exercise all or any of them. We intend to use any proceeds from any exercise of the warrants for working capital needs and general corporate purposes. We will pay all of the costs of this offering, with the exception of the costs incurred by the selling stockholders for their legal counsel and the costs they incur for brokerage commissions on the sale of their shares.

         PRICE RANGE OF COMMON STOCK AND SHARES ELIGIBLE FOR FUTURE SALE

         Between July 1998 and July 12, 2000, our common stock traded over-the-counter and was quoted on the OTC Electronic Bulletin Board under the symbol "WCTI," and since then, under the symbol "LGIO." We filed an application requesting our securities to be listed on the NASDAQ Small Cap market which was denied on February 14, 2000 due to the fact that our product, Logio.com, was not then available and, as a result, we were not generating operating revenues. We believe that, with the launch of Logio.com, and with the expected sales of our products and services, we will meet NASDAQ's operating revenue requirements. At that time, we intend to reapply for listing on NASDAQ. We cannot guarantee, however, that we will ever generate the operating revenues required to obtain listing on the NASDAQ Small Cap market, or meet its other listing requirements.

         There were approximately 161 holders of record of our common stock as of July 11, 2000. Standard Registrar and Transfer Company, Inc. of Salt Lake City, Utah, currently acts as transfer agent and registrar for the common stock. The following table presents the range of the high and low bid prices of our common stock as reported by the NASDAQ Trading and Market Services for the fourth fiscal quarter of 1998, the first through fourth fiscal quarters of 1999, and the first and second quarters of 2000. The quotations shown below represent prices between dealers, which may not include retail markups, markdowns, or commissions and may not necessarily represent actual transactions:

    Year             Quarter               High                 Low

1998           Fourth Quarter             $ 6.81              $ 2.00

1999           First Quarter              $36.25              $ 4.78
               Second Quarter             $ 7.81              $ 3.56
               Third Quarter              $ 6.13              $ 3.63
               Fourth Quarter             $ 5.75              $ 3.19

2000           First Quarter              $14.00               $5.75
               Second Quarter              $7.00               $1.06

         Upon completion of the offering, we will have outstanding an aggregate of 15,479,408 shares of common stock. In addition, we reserved for issuance 1,189,166 shares issuable upon exercise of outstanding options, of which 728,666 were exercisable as of July 11, 2000, and up to an additional 500,000 shares of common stock under warrants we are issuing to a third party for services, of which 300,000 were exercisable as of July 11, 2000. The shares offered hereby will be freely transferable without restriction or further registration under the Securities Act, except for shares which may be acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. We also have approximately 7.9 million shares of common stock that are currently freely tradable (including shares which are subject to a "shelf" registration statement declared effective by the Securities and Exchange Commission, the sale of which is not restricted), except for such of those shares as may be acquired by our affiliates. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 144 or 701 under the Securities Act or otherwise. Of the restricted shares held by our existing shareholders, approximately 5.6 million shares are eligible for immediate sale in the public market under Rule 144.

         In  general,  under Rule 144,  as  currently  in effect,  a person,  or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale and other limitations described above.

         An employee or consultant of ours who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding-period, volume-limitation or notice provisions of Rule 144, and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2000 and as adjusted to give effect to the offering and the sale of the Series A
Preferred Stock in February and March 1999, as more particularly described in the section entitled "Transactions Effected In Connection with the Offering."

                                                                             June 30, 2000
                                                                -----------------------------------------
                                                                   Actual                      Pro Forma
                                                                   ------                      ---------
                                                                                            (as adjusted)
Long term liabilities, including current portion                  $925,395                      $925,395

Stockholders' equity:                                               13,480                        15,980
     Common stock, par value $0.001; 13,479,408
     shares issued and outstanding, actual;
     15,979,408 shares issued and outstanding,
     proforma (as adjusted)

     Series A Convertible Preferred stock, par value
     $0.01; no shares issued and outstanding,
     actual; no shares issued and outstanding,
     proforma (as adjusted)
     Additional paid-in capital                                 16,943,305                    20,240,805

     Accumulated other comprehensive income                         13,480                        13,480

Deficit accumulated during the development stage               (16,429,900)                  (16,429,900)
                                                               -----------                   ------------
Total stockholders' equity                                         540,365                     3,840,365
                                                                   -------                     ---------
Total capitalization                                            $1,465,760                    $4,765,760
                                                                 =========                     =========

*The information set forth above assumes the issuance of 2,000,000 shares of common stock upon the effectiveness of the registration statement of which this prospectus is a part, the exercise of warrants to acquire 500,000 shares of common stock (at prices ranging from $3 to $5 per share) but assumes no exercise of any other outstanding options or warrants.

                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We do not intend to pay any cash dividends on our common stock for the foreseeable future.

                             SELECTED FINANCIAL DATA

         The financial information set forth below with respect to our statements of operations for the six months ended June 30, 2000 and 1999 is unaudited. This financial information, in the opinion of management, includes all adjustments consisting of normal recurring entries necessary for the fair presentations of such data. The results of operations for the six months ended June 30, 2000, are not necessarily indicative of results to be expected for any subsequent period. The financial information set forth below with respect to our statements of operations for each of the years ended December 31, and with respect to our balance sheets at December 31, 1999, 1998 and 1997 is derived from financial statements that have been audited by independent certified public accountants, and is qualified by reference to their reports and notes related thereto. The following selected financial data should be read in conjunction with our financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Result of Operations."

                                       Six Months Ended June 30,                Year Ended December 31,
                                       -------------------------                -----------------------

                                           2000            1999
                                           ----            ----

Statements of Operations Data:          (Unaudited)    (Unaudited)         1999           1998            1997
------------------------------          -----------    -----------         ----           ----            ----
Revenues:
  Product sales......................    $      -       $   14,072       $ 15,289      $ 32,884          $16,034
  Advertising sales..................       1,534                -              -             -                -
  Contract     research     revenues,
royalties and license fees...........           -                -          8,066        49,794            8,450
                                       ----------       ----------     ----------    ----------       ----------
                        Total revenues      1,534           14,072         23,355        82,678           24,484
                                       ----------       ----------     ----------    ----------       ----------
   Cost of sales & royalties..........    300,746            4,099         15,071        15,864              806
                                       ----------       ----------     ----------     ----------      ----------
 Gross profit (loss)                     (299,212)           9,973          8,284        66,814           23,678

Operating expenses:
  Research & development.............   1,558,834          330,068      1,198,546       266,563          126,281
  Sales & marketing..................     629,834          176,955        953,708        34,554            5,274
  General & administrative...........     649,790          527,662      1,340,486       217,318          206,874
  Depreciation & amortization........     401,003           38,660        179,169        10,406            6,419
  Compensation expense for common
     stock, options and warrants.....     580,843          705,187      1,452,610             -                -
                                       ----------       ----------     ----------    ----------       ----------
      Total operating expense........   3,820,304        1,778,532      5,124,519       528,841          344,848
                                       ----------       ----------     ----------    ----------       ----------
Operating loss.......................  (4,119,516)      (1,768,559)    (5,116,235)     (462,027)        (321,170)

Other income and (expense)
  Interest income and other, net.....      34,835           97,247        196,310         7,276            3,077
  Interest expense...................     (62,991)          (2,909)        (9,955)      (28,158)         (17,125)
                                       ----------       ----------      ----------   ----------        ----------
      Total other income and
(expense), ..........................     (28,156)          94,338        186,355       (20,882)         (14,048)
                                       ----------       ----------      ----------   ----------        ----------

Net loss.............................  (4,147,672)      (1,674,221)    (4,929,880)     (482,909)        (335,218)

Deduction for dividends and
       accretion.....................     (64,360)      (4,719,894)    (6,469,861)            -                -
                                        ----------    ------------    ------------    ----------       ---------

Net loss attributable to common
     stockholders.................... $(4,212,032)     $(6,394,115)  $(11,399,741)    $(482,909)       $(335,218)
                                      ============     ============  =============    ==========       ==========
Basic and diluted loss per common
     share........................... $     (0.32)     $   (0.54)    $      (0.96)    $   (0.08)      $    (0.61)

Weighted average  outstanding  shares
(basic and diluted)..................  13,035,217       11,877,002    11,879,919      6,100,679          545,535
                                       ==========        ==========    ==========     =========          =======

                                                  June 30                             December 31
                                           --------------------           -----------------------------------
                                           2000            1999           1999           1998           1997
                                           ----            ----           ----           ----           ----
Balance Sheet Data:

Cash and cash equivalents............    $333,488       $5,238,834     $1,055,371    $  425,702        $  10,369
Total assets.........................   2,556,116        5,628,598      4,769,737       623,617          139,928
Long term liabilities, including
      current portion................     925,395           19,270        553,333       147,620          342,272
Deficit accumulated during the
     development stage............... (16,429,900)      (6,791,439)   (12,217,868)     (818,127)        (335,218)
Total stockholders' equity...........     540,365        5,509,001      3,164,054       441,084         (208,943)

See Notes to Financial Statements for information concerning the computation of per share amounts.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                       CONDITION AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those factors set forth under the section entitled "Risk Factors" and those included elsewhere in this prospectus.

         Overview. We are a development stage company and our initial product, Logio.com, has only recently been available for use in the marketplace. We are continuing to develop and market Logio.com for the business professional.

         We have devoted most of our resources since our inception in November 1996 to the research and development of Logio, and we are now beginning to expend additional resources on the development of brand awareness of "Logio." As of June 30, 2000, we had an accumulated earnings deficit of $16,429,900. We expect our operating losses to continue until we develop a sufficient customer and advertising base to cover our operating expenses.

         Reverse Acquisition Treatment. Our predecessor in interest was incorporated in the state of California on May 2, 1997, as Dunamis, Inc. Dunamis was formed for the purpose of publishing and marketing books and audio and video tapes. On June 25, 1998, Dunamis completed a merger with a Nevada corporation that had been created for the sole purpose of changing Dunamis' domicile from California to Nevada. On July 14, 1998, the surviving entity in that transaction completed a merger with WordCruncher Publishing Technologies, Inc., formerly "Redstone Publishing, Inc.", a Utah corporation that was formed in November, 1996. The Nevada corporation was the surviving entity in that transaction and, as part of the transaction, changed its name to "WordCruncher Internet
Technologies,  Inc.".  At  the  time  of  the  merger,  WordCruncher  Publishing
Technologies held the rights to a significant portion of the intellectual property upon which our site was initially designed. As a result of the merger, the former shareholders of WordCruncher Publishing Technologies, Inc. also obtained a majority of the voting power of the combined companies. Accordingly, in conformance with generally accepted accounting principles, the merger has been accounted for as a "reverse acquisition." Consistent with reverse acquisition accounting treatment, our accounting statements are the financial statements of WordCruncher Publishing Technologies, Inc. and differ from the financial statements of Dunamis, Inc.

         Stock Split and Change in Par Value. In July 1998, we authorized a 3 for 1 forward stock split. We have retroactively restated our financial statements to reflect that stock split. In connection with the reverse merger with Dunamis, we also changed the par value of our common stock to $.001. That change has also been retroactively applied in our financial statements. Unless otherwise noted in this prospectus, all share amounts reflect the forward stock split.

         Results of Operations. The following summarizes the results of our operations for the six months ended June 30, 2000 and 1999 (unaudited) and for the years ended December 31, 1999 and 1998 and 1997:


                                       Six Months Ended June 30,                  Year Ended December 31,
                                        2000              1999              1999             1998           1997
                                     (Unaudited)       (Unaudited)
                                                                                                               >

Revenues                                  $1,534           $14,072          $23,355          $82,678        $24,484

Cost of sales                            300,746             4,099           15,071           15,864            806
                                    ------------       -----------     ------------       ------------  -----------
Gross profit (loss)                     (299,212)            9,973            8,284           66,814         23,678
Operating expenses:
   Research & development              1,558,834           330,068        1,198,546          266,563        126,281
   Sales & marketing                     629,834           176,955          953,708           34,554          5,274
   General & administrative              649,790           527,662        1,340,486          217,318        206,874
   Depreciation &
   amortization                          401,003            38,660          179,169           10,406          6,419
   Compensation expense for
       common stock, options,
       and warrants                      580,843           705,187        1,452,610                -              -
                                    ------------      ------------      -----------       ----------      ---------

Total operating expenses               3,820,304         1,778,532        5,124,519          528,841        344,848
                                    ------------      ------------       ----------       ----------     ----------

Operating loss                       (4,119,516)       (1,768,559)      (5,116,235)        (462,027)       (321,170)
                                     -----------       -----------      -----------       ----------    -----------
Other income and expense
   Interest and other income             34,835            97,247           196,310           7,276          3,077
   Interest expense                     (62,991)           (2,909)           (9,955)        (28,158)       (17,125)
                                     ----------        -----------      -----------       ----------    ----------
Total other income (expense)            (28,156)           94,330           186,355         (20,882)       (14,048)
                                     ----------        -----------      -----------       ----------    ----------
Net loss                            $(4,147,672)      $(1,674,221)      $(4,929,880)      $(482,909)    $ (335,218)
                                    ============      ============      ============      ==========    ===========

         Our expenses have exceeded our revenues for each fiscal period since our inception. The revenues we have generated to date have been nominal and almost exclusively related to product sales and licensing fees for our personal computer based version of our WordCruncher software. Those sources of revenue will continue to decrease as we have focused our development and marketing emphasis to our Internet site, Logio.com and its related products and services. Accordingly, we believe a comparison of the results of our operations on a period-by-period basis is of limited benefit. We expect that, as we continue to implement our business plan, our revenues will grow, along with the burdens generally associated with larger revenues, including increased burdens on our managerial, accounting and technical personnel.

         Comparison of First Six Month Periods. Following is a comparison of our operating results for the six months ended June 30, 2000 with the six months ended June 30, 1999:

                  Revenues. The Company's revenue of $1,534 for the six months ended June 30, 2000 represents advertising revenues derived from our logio.com site and decreased $12,538 from revenues of $14,072 for the six months ended June 30, 1999. This decrease is due to the discontinuation of the sales of our PC-based product ("WordCruncher") to focus on the development and operations of our logio.com site and the related Logio directory, which has only recently become available on the marketplace.

                  Cost of Revenues. The Company's cost of revenues of $300,746 for the six months ended June 30, 2000 includes the cost of Logio services, hosting, support and monitoring related to the logio.com site. Cost of revenues for the six months ended June 30, 1999 totals $4,099 and relates to license fees to a university for technology re-sold in our WordCruncher product. This product has been discontinued in order to focus on the development and operations of our logio.com site and the related Logio directory, which has only recently become available on the marketplace.

                  Research and Development. Research and development expenses increased 372% to $1,558,834 for the six months ended June 30, 2000, an increase of $1,228,766 from the $330,068 for the six months ended June 30, 1999. The increase in research and development expenses is due primarily to a significant increase in the number of employees and consultants engaged in continued site and directory development and enhancement, and for the retention of other third party service providers related to other site content. This increase relates to the recent release of the Logio site and the related Logio directory to the marketplace.

                  Selling and Marketing. Sales and marketing expenses increased 256% to $629,834 for the six months ended June 30, 2000, an increase of $452,880 from the $176,955 for the six months ended June 30, 1999. The increase in selling and marketing expenses is due primarily to compensation to employees and consultants related to significant planning of the sales strategies, public relations, and advertising and branding campaigns in the first quarter of 2000 related to the release of the Logio site to the marketplace

                  General and Administrative. General and administrative expenses increased 23% to $649,790 for the six months ended June 30, 2000, an increase of $122,128 from the $527,662 for the six months ended June 30, 1999. The increase in general and administrative expenses is primarily due to accounting and legal professional fees related to contracts, employee equity incentive plan and our public filings, the addition of one employee to our finance department subsequent to second quarter 1999, increasing our leased building space, and obtaining additional insurance.

                  Depreciation and Amortization. Depreciation and amortization increased 937% to $401,003 for the six months ended June 30, 2000, an increase of $362,343 from $38,660 for the six months ended June 30, 1999. The increase in depreciation and amortization is due to the purchase of computer equipment and software technology required to release and maintain the Logio site and related Logio directory, mostly in first quarter 1999, and the related depreciation charge for the six months ended June 30, 2000.

                  Total Operating Expenses. Our operating expenses increased significantly during the six months ended June 30, 2000 over the six months ended June 30, 1999. This is due primarily to the continued efforts to develop the infrastructure of the logio.com site and the Logio directory, bring existing products and services to the marketplace and to develop new and innovative ideas for implementation on the site and directory. We believe that planned expansion of Logio products, further improvements and enhancement of the site and directory, and establishing brand recognition in the professional business arena are all elements of its future success.

                  Compensation Expense for Common Stock, Options and Warrants. Compensation expense for stock options and warrants decreased 18% to $580,843 for the six months ended June 30, 2000, a decrease of $124,344 from $705,187 for the six months ended June 30, 1999. These charges reflect both the intrinsic value of stock options granted to employees and directors recorded as earned by the employee or director over each period and the fair market value of services provided by consultants. The decrease represents the forfeiture of approximately 588,334 options, management's efforts to discontinue granting of options at an exercise price less than fair market value in second quarter of 2000, and the completion of vesting periods for certain employee options.

                  Interest Income. Interest income decreased 64% to $34,835 for the six months ended June 30, 2000, a decrease of $62,412 from $97,247 for the six months ended June 30, 1999. The decrease reflects the continued use of cash balances and short-term investments over the six months ended June 30, 2000 to fund operations.

                  Interest Expense. Interest expense totaled $62,991 for the six months ended June 30, 2000 an increase of $60,082 from $2,909 for the six months ended June 30, 1999. The increase is due primarily to capital leases entered into subsequent to the six months ended June 30, 1999.

                  Net Loss. Net loss increased 148% to $4,147,672 for the six months ended June 30, 2000 an increase of $2,473,451 compared to a net loss of $1,674,221 for the six months ended June 30, 1999. The increase in net loss is a result of our increased costs and expenses associated with the continued research, development, marketing and implementation of the Logio website and related directory and their operations.

                  Net Loss Attributable to Common Stockholders. The accretion of the beneficial conversion feature of Series A Preferred Stock was fully recognized by fiscal year end 1999. The remaining cumulative 6% dividend to each of the Series A Preferred stockholders was recognized in the first quarter 2000 totaling $64,360. As such, net loss attributable to common shareholders totals $4,212,032 for the six months ended June 30, 2000. Net loss attributable to common stockholders for the six months ended June, 1999 totals $6,394,115 after giving affect to the dividends and accretion of the beneficial conversion feature of Series A Preferred Stock recognized during the first six months of 1999 totaling $4,719,894. This resulted in an increase to additional paid-in capital and a corresponding increase in accumulated deficit during the quarters.

         Comparison of Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1999 with the year ended December 31, 1998:

                  Revenue. Revenues decreased $59,323, from $82,678 for the year ended December 31, 1998, to $23,355 for the year ended December 31, 1999. This 72% decrease was due to the discontinuation of our PC-based product and our focus on the development of our Logio.com site, which only recently became available for use in the marketplace.

                  Costs of Revenues. Cost of revenues remained relatively flat with 1998 cost of sales amounting to $15,864 and 1999 amounting to $15,071. This decrease in cost of sales in the face of significant declines in revenue is attributed to the added cost of discontinuing our PC based lines.

                  Research & Development. Research and development expense increased nearly 450% from $266,563 in 1998 to $1,198,546 in 1999. This was due primarily to the significant level of expenditure involved in the development of our Logio.com site over the past 12 months.

                  Sales and Marketing. Sales and marketing expenses also increased significantly, from $34,554 in 1998 to $953,708 in 1999, an increase of nearly 2700%, as we prepared to and initiated our sales efforts in connection with the launch of our Logio.com site. Nearly 50% of these monies were spent in connection with our advertising and branding campaign, and a majority of the balance was devoted to salaries and the cost of hiring marketing personnel.

                  General and Administrative Expense. General and administrative expense increased significantly in 1999, as we increased staff in preparation for commercial operations. During 1999, as compared to 1998, our general and administrative expenses increased 517% to $1,340,486 from $217,318.

                  Depreciation and Amortization. Depreciation and amortization expense increased from $10,406 in 1998 to $179,169 in 1999 primarily due to the additional property, equipment and software that we acquired in 1999 to support our website development operations.

                  Total Operating Expenses. Total operating expenses increased $4,595,678, from $528,841 in 1998 to $5,124,519 in 1999. This 969% increase in operating expenses resulted in an operating loss for 1999 of $5,116,235, an increased loss of $4,654,208 over the 1998 loss of $462,027.

                  Other Income. Other income increased from $7,276 in 1998 to $196,310 in 1999, a 2700% increase, as interest and dividends on invested cash increased significantly due to the cash proceeds received from the Series A Preferred Share offering into secure liquid investments prior to their use in our development process.

                  Interest Expense. As a result of decreased borrowing, our interest expense decreased from $28,158 in 1998 to $9,955 in 1999.

                  Net Loss. Our net loss for 1999 grew $4,446,971 to $4,929,880, compared to a loss of $482,909 for 1998, as a result of our increased costs and expenses related to the research, development and implementation of our Logio.com website operations.

                  Net Loss Attributable to Common Shareholders. Giving effect to the beneficial conversion feature of our Series A Preferred Share offering, our total loss attributable to common shareholders was $11,399,741 in 1999. This resulted in an increase to additional paid in capital and a corresponding accumulated increase in deficit. This was the first year that the beneficial conversion feature was in existence.

         Comparison of Year End Periods. Following is a comparison of our operating results for the year ended December 31, 1998 with the year ended December 31, 1997:

                  Revenue. Revenues increased $58,194 from $24,484 for the year ended December 31,1997, to $82,678 for the year ended December 31, 1998. This increase was due largely to a specific project we did for an unaffiliated company using our search engine technology.

                  Costs of Revenues. Cost of revenues increased even more significantly, from $806 in 1997 to $15,864 in 1998, due to more accurate allocation of costs related to sales.

                  Research & Development. Research and development expense increased during 1998 to $266,563, up from $126,281 in 1997. This was due to our increased level of operations.

                  Sales  and  Marketing.   Sales  and  marketing  expenses  also
increased from $5,274 in 1997 to $34,554 in 1998 due to the increased level of our operations.

                  General and Administrative Expense. General and administrative expense increased in 1998, as we geared up our commercial operations. During 1998, as compared to 1997, our general and administrative expenses increased from $206,874 to $217,318.

                  Depreciation and Amortization. Depreciation and amortization expense increased from $6,419 in 1997 to $10,406 in 1998 due to the additional property and equipment and software technology that we acquired in 1998.

                  Total Operating Expenses. Total operating expenses increased $183,993 from $344,848 in 1997 to $528,841 in 1998. This resulted in an operating loss for 1998 of $462,027, an increased loss of $140,857 over the 1997 loss of $321,170.

                  Interest Expense. As a result of heavier borrowing, our interest expense grew $11,033 from $17,125 in 1997 to $28,158 in 1998.
Correspondingly, interest income more than doubled from $3,077 in 1997 to $7,276 in 1998 due to larger invested balances during the last 60 days of 1998.

                  Net Loss. Our net loss for 1998 grew $147,691 to ($482,909), compared to a loss of ($335,218) for 1997 as a result of our increased costs and expenses, primarily from our year ago for commercial operations.

         We had no operations for the period ended December 31, 1996, so an item by item comparison of the results of our operations for the periods ended December 31, 1996 and December 31, 1997 would reflect an increase in the amount of each of those line items to the extent of those line items in 1997. The changes in the line items are directly attributable to the fact that we initiated our operations during 1997.

         Quarterly Trends We do not anticipate significant "seasonal" changes in our operations. We expect our revenues to grow consistently over the next five years, but we believe they should grow reasonably even from quarter to quarter. We believe revenues will initially come from advertising sales at our site. We believe we will generate additional revenues through our partnership arrangements with other sites that use Logio in other commerce-related areas over the Internet, and through the sale of information through the Logio site.

         Liquidity and Capital Resources. Since our inception, we have funded our cash requirements through debt and equity financings. We have used the funds from those transactions to fund our investment in the development of our Logio.com business information site, provide working capital and for general corporate purposes. As of the year ended December 31, 1997, we had total assets of $139,928, and total liabilities of approximately $348,872, resulting in a negative net worth of $208,943. Our operating losses totaled $335,218. These losses were funded primarily by related party loans, which were backed by a revolving bank line of credit. In connection with the merger between WordCruncher Publishing Technologies, Inc. and Dunamis, Inc. in July 1998, we obtained a significant new source of operating capital. At the time of the merger, Dunamis, Inc. held cash reserves of approximately $1 million, and had no liabilities. As a result of that transaction, our total assets for the year ended December 31, 1998 were $623,617, including cash or cash equivalents of $425,702. Our liabilities totaled $182,533, resulting in a stockholders equity of $441,084, including an operating loss of $482,909 for the year ending December 31, 1998.

         In February, 1999, we received the first cash portions, $6.1 million, from our sale of our Series A Preferred Stock to eight investors. In March, 1999, we received the last of the proceeds from the sale of those shares in the amount of $200,000. Our expenses for the offering totaled $392,100, resulting in net proceeds to us of $5,907,900. As a result, as of December 31, 1999, we had total assets of $4,769,737. Our total liabilities as of that date were $1,605,683 and our stockholders' equity was $3,164,054. This includes an increase to accumulated deficit of $6,469,861 and a corresponding increase to paid-in capital in recognition of the beneficial conversion feature of our convertible preferred shares issued during the period. Our cash, cash equivalents and short term investments at December 31, 1999 totaled $2,517,518.

         As of June 30, 2000, we had $688,005 in cash and short-term investments, $2,556,116 in total assets and total liabilities of $2,015,751. As of June 30, 2000, we have negative working capital of $532,625, an accumulated deficit of $16,429,900 (a significant portion of which is due to dividends and accretion of the beneficial conversion feature of the Series A Preferred Stock) and total stockholders' equity totals $540,365.

         We used $2,704,241 in cash for operations during the six months ended June 30, 2000.

         Cash totaling $91,547 was used in investing related activities for purchases of property and equipment during the six months ended June 30, 2000. Short-term investments were sold for cash totaling $1,113,170 during the six months ended June 30, 2000.

         Cash provided by financing activities during the six months ended June 30, 2000 includes $907,600 from the exercise of options and warrants. We purchased $65,686 of equipment during the six months ended June 30, 2000 by entering into capital lease agreements. Cash used to pay financing activities for capital leases and other long-term obligations totals $448,196 during the six months ended June 30, 2000. We paid a cumulative stock dividend of 6% to the Series A Preferred stockholders during the first quarter of 2000 totaling 61,650 shares of our common stock.

         As of  June  30,  2000,  we had no  material  commitments  for  capital
expenditures   for  the  remainder  of  fiscal  year  2000.  Our  capital  lease obligations totaling $425,395 are due through February, 2002.

         In June 2000, we received $500,000 in cash from three of our major shareholders and officers in exchange for an 8% note, which is due in July 2001. In July 2000, we completed the private placement of 2,000,000 shares of our common stock for a purchase price of $1.4 million. The closing for that transaction will occur as soon as practicable after the Securities and Exchange Commission declares the registration statement of which this prospectus is a part effective.

         A summary of our unaudited balance sheets for the six months ended June 30, 2000 and 1999, and a summary of our audited balance sheets for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                         June 30,                                    December 31,
                                     --------------                                  -----------
                                          2000             1999
                                     ---------------  ---------------  -------------  ------------  ----------------
                                       (Unaudited)      (Unaudited)        1999           1998            1997
Cash  and  cash   equivalents and
     short term investments               $688,005       $5,238,832     $2,517,518     $425,702         $10,369
Current assets                             863,674        5,249,707      2,833,391      425,702          15,369

Total assets                             2,556,116        5,628,598      4,769,737      623,617         139,928

Current liabilities                      1,396,299          100,328      1,352,333      170,919         321,307
Total liabilities                        2,015,751          119,598      1,605,683      182,533         348,871

Total stockholders' equity                 540,365        5,509,001      3,164,054      441,084        (208,943)
Total liabilities & stockholders'
     equity                              2,556,116        5,628,598      4,769,737      623,617         139,928

         Assuming the closing of the private placement of the 2,000,000 shares we completed in July 2000, and our receipt of the $1.4 million purchase price for those shares, we have the resources to continue our product development efforts, commence commercial operations and to initiate our sales, marketing and promotional activities for Logio through the end of 2000, based upon our current estimates of projected expenditures during the period. We operate in a very competitive industry that requires continued large amounts of capital to develop and promote products. Many of our competitors have significantly greater capital resources. We believe it will be essential to continue to raise additional capital, both internally and externally to continue our operations and compete in this industry.

         Our need to raise external capital in the future will depend upon many factors, including, but not limited to, the rate of sales growth and market acceptance of our Logio products, the amount and timing of our necessary research and development expenditures, the amount and timing of our expenditures to sufficiently market and promote our products and the amount and timing of any accessory new product introductions. In addition to accessing the public equity markets, we will pursue bank credit lines and equipment lease lines for certain capital expenditures. There can be no assurance, however, that we will be able to access the capital we need or at rates acceptable to us.

         We currently estimate that we will require between $15 and $20 million to develop our products and launch our operations in accordance with our business plan through 2001. The actual costs will depend on a number of factors, including

o our ability to negotiate favorable prices for purchases of necessary portal components;

o        the number of our customers and advertisers;

o        the services for which they subscribe;

o        the nature and success of the services that we offer;

o        regulatory changes; and

o        changes in technology.

         In addition, our actual costs and revenues could vary from the amounts we expect or budget, possibly materially, and those variations are likely to affect how much additional financing we will need for our operations. Accordingly, there can be no assurance our actual financial needs will not exceed the amounts available to us.

         To the extent that we acquire the amounts necessary to fund our business plan through the issuance of equity securities, our then-current shareholders may experience dilution in the value per share of their equity securities. The acquisition of funding through the issuance of debt could result in a substantial portion of our cash flows from operations being dedicated to the payment of principal and interest on that indebtedness, and could render us more vulnerable to competitive and economic downturns.

         Recent Accounting Pronouncements.

         During first quarter 2000, the Financial Accounting Standards Board issued FIN 44, an Interpretation of APB Opinion 25 on accounting for employee stock compensation. The statement provides clarification on, among other things, the definition of an employee, on a fixed stock option or award and variable accounting for stock options and awards. FIN 44 was effective on July 1, 2000. We believe that the impact of the adoption of this Interpretation will not have a significant effect on our financial statements.

         The SEC staff issued SAB 101, "Revenue Recognition in Financial Statements," in December 1999. The SAB provides registrants with the staff's positions on revenue recognition requirements and related disclosures under generally accepted accounting principles. SAB 101 was to be effective no later than the second fiscal quarter of the fiscal year beginning after December 15, 1999. SAB 101 has since been amended and is effective no later than the fourth fiscal quarter of the fiscal year beginning after December 31, 1999. We believe that, as we achieve significant levels of revenue, we will adopt SAB 101 in the recognition of such revenue and that this statement will then be reflected in our financial statements.

                                    BUSINESS

         The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This section contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this prospectus.

         Introduction. We are a development stage company engaged in the development of business information and resources to be delivered via several channels over the Internet. These channels include our own Internet portal site (www.logio.com), other Internet business sites to which we may supply our directory and other products and services, and company intranets to which we may supply our directory and other products and services. All of these channels are designed and targeted to serve the needs of the business professional.

         The content and services of our website, which we launched on March 19, 2000, are tailored to provide, in a single location, a broad spectrum of the information and services that we believe business professionals will find useful in performing their daily work activities. The information resources at the Logio website include a unique, readily accessible "drill down" directory that organizes tens of thousands of business-oriented web sites according to the user's specific job functions. The directory is augmented by an advanced search technology that can search either the site abstracts written by the Logio editorial staff, or text within the sites themselves. It then displays the search results in a "hits in context" format, ranked according to estimated relevance. We couple this information with the services that many business professionals use daily, including business and other news, weather, e-mail, calendaring, task tracking, travel arrangements, travel maps, and financial and stock information, including portfolio tracking. In addition, we have entered into agreements with certain third-party suppliers to offer their products and services on the site as well.

         We also offer our directory, search capabilities, and certain third-party services and supplies in private label form to other public Internet sites and company intranets. Under a private label, customers may provide a customized link to our directory and selected third-party products and services, to be displayed within the context of their own sites, in exchange for a setup fee and monthly support and maintenance fees. We intend to expand the delivery of this full-service concept to other electronic means of connection, including cell phones, pagers, personal digital assistants, and set top boxes. All these services will be marketed under the brand name "Logio."

         Although  the  Internet  offers  a  great  deal  of  free  information, publishers still own valuable content that is either not available on the Internet or is difficult to find. This information can be very useful to business people. Examples include research reports, market analyses, industry-specific newsletters and commentary, and similar information that is routinely sold in print form to the business community. We believe that the sale and delivery of these kinds of content through the Internet is a logical step in the development of information distribution channels, and we are positioning Logio to take a leading role in this trend. Forrester Research estimated in January 2000 that the market for business information sold over the Internet will reach $11 billion by 2004. We are developing methods whereby this type of business-oriented content can be offered, sold, and delivered as part of the Logio product mix.

         We believe that Logio products will be used by business professionals for a number of activities in a wide range of situations. Whether they use the Logio Internet business portal itself, or Logio products within the context of other public sites or company portals, our objective is to have users keep Logio open ("on the desktop") all day long, and when they are away from their desks, to access Logio-delivered information and services using whatever device is practical.

         The rapid growth of the Internet and the proliferation of Internet sites have increasingly challenged users, site owners, and advertisers to reach one another effectively. Users need to find quickly the most relevant information, products and services related to a particular topic or interest. Site owners need to become visible to their potential users, and to differentiate themselves from competitors in an increasingly crowded medium. Advertisers need to deliver their advertising messages more effectively to interested audiences and target groups. In some ways, the Internet is now mirroring the development of print media. For example, over the past thirty years, the number of newspapers and magazines devoted to specialized subjects and interests has mushroomed, while the number of general interest publications is declining.

         Logio has chosen to create a site, and site content for license to others, that targets business professionals and addresses some of the more common functional problems that confront them when they use the Internet. For example, most search engines do not differentiate between the types of sites they search. A business user searching on a general portal site for "lawyer," for example, will receive information sites about lawyers, opinion sites against lawyers, sites with lawyer jokes, lists of divorce and accident litigation lawyers, and a myriad of other non-business-related sites - all mixed together with the business law sites he or she is looking for. Further, the user generally receives little guidance about which sites are actually business-focused, resulting in much trial and error before finding what is wanted.

         A similar search within the Logio directory produces a list of law sites and firms that deal with business law. Additionally, Logio shows its hits in context, so a user can determine which sites or firms are most likely to be useful before clicking on a site link. The result is a faster, more targeted search and much more productive use of a user's time and efforts. While the display of hits in context is not the sole method by which Logio differentiates its offerings from others in the market, it is indicative of the attention we have paid to refining the Internet experience for the benefit of our users.

         Logio markets. We believe business professionals will use Logio products and services in a wide range of venues. The magnitude of the business-to-business market is estimated by several respected research firms to be between $1 and $3 trillion by 2004. This provides Logio with unique opportunities to focus on the professional duties of business people, regardless of industry. While most business-to-business sites focus on very tight "vertical" markets (such as steel, waste water treatment, or chemicals), Logio has focused on what people do when they go to work every day, regardless of what business their business is in. We believe that this unique "horizontal" focus on business will create opportunities for client and partner relationships, even among the vertical business-to-business sites. We also believe that our horizontal focus will also make Logio a natural choice for supplying Internet content to corporate intranet sites, since the directory structure closely matches the organizational structures of most companies.

         Our solution. Business professionals use the Internet for may reasons - to acquire needed information, to make business connections, to obtain business tools and to make purchases. All these resources are currently available, but scattered about in traditional places and on the Internet. Our goal is to bring these solutions together at the Logio business information service. The
Logio.com business portal has the resources to help business professionals quickly find information they seek:

         o A focused, targeted directory of comprehensive information, organized by business profession or occupation.

         o A powerful, superior search function that handles both simple and complex queries and returns results in context

         o News and current events, updated regularly. We anticipate that the directory categories will contain relevant news stories along with other information and resources, rather than being relegated solely to a single part of the website.

         The Logio site also adds the tools and services business professionals generally need to be efficient:

o        E-mail

o        Calendaring and scheduling

o        Task tracking

o        Travel services, including transportation and lodging reservations

o        Maps and directions

o        Stock and financial information, including portfolio tracking

o        Weather information

o        Financial calculators

         Finally, the Logio site offers these partnered services to provide additional efficiency to its users:

o        Business and related equipment

o        Office and janitorial supplies

         o Reverse-auction bidding for telephone and connectivity services, including local and long distance, high speed Internet service, and other services.

         The Logio Internet business portal is a powerful, comprehensive set of business tools. Perhaps even more importantly, it serves as an example of how the Logio directory and partnered services can be used within the context of a public site or corporate portal to provide the information, resources, and services that business people need.

         The guiding strategy that we use to achieve our objectives and differentiate ourselves from our competitors rests on a commitment to timely relevance, to providing today's business professionals with what they need, when they need it. We intend to achieve the objective by constantly identifying and then consolidating in one place the content and services that business people use. Current components of Logio product and strategy include:

         Robust, Proprietary Business Directory. One of the most valuable resources Logio provides, both to its own Internet site and to others, is the Logio Directory. Its organizational structure is simple but unique: sites are organized along broad professional discipline lines, not along vertical business lines. A user can scan the directory for the appropriate professional discipline, "drill down" through the directory's subcategories to find the right subject, and there find appropriate news, information and resources for the task or inquiry at hand. At mid-year 2000, the Logio Directory contained approximately 25,000 URLs and 60,000 links into directory categories, making it one of the largest focused business-to-business directories available. Each URL has been individually reviewed and categorized by resource type and company location (where appropriate), with a concise abstract of the information or resources to be found at the site.

          Logio is in the process of integrating its news feeds into the fabric of the Logio Directory, so that stories and articles about a particular professional subject are available alongside related information and resources, rather than being consigned to a separate news section. By providing news at the point of interest, we give an additional level of convenience in using the directory.

         "Hits in Context" Search Results. We believe the Logio search engine overcomes one of the most tedious and time-consuming aspects of searching the Internet. When a user does a search with a traditional search engine, he or she is then forced to follow each hyperlink to see if the results are relevant to what was wanted. With the Logio Directory and search engine, the results are returned within a context of surrounding words to help the user determine instantly if the URL contains the desired information. This "hits in context" approach can cut down search time and efforts dramatically.

         Relevant Products and Services. Business professionals need more than just information to do their jobs well. As a result, Logio has contracted with certain third-party suppliers to provide computers, office equipment, maintenance equipment and janitorial supplies, other selected business services, and reverse-auction bidding on telephone and connectivity services. We anticipate that these products and services will be integrated into the Logio Directory in appropriate categories in order to be available to users at the point of need, and with a single Logio login to activate the user's purchasing accounts with all partnered products and services.

         Personalization. To make things even easier for our site's users, we have designed our website to be personalized to individual needs and interests. A user can choose to see exactly what services, directory categories, and news subjects he or she wishes - with the rest of the Logio content available as well. We expect to make this customization functionality available to our commercial and intranet clients as well.

         Multi-lingual and concept-based search capabilities. We are developing technology that is expected to enable users to search for a word or concept in multiple languages, using single-language search entries. The technology is expected to analyze the search query to determine the concepts underlying it, build a query of related concepts, and then translate those concepts into desired languages. It can then become a meta-search tool if desired, querying multiple search engines (including Logio's and those in corporate intranets) to return documents containing those concepts in the specified languages. Thus, searching for "car" would translate into concepts including "automobile," "vehicle," "SUV," and so forth, and these concepts would be translated into the target languages for search and retrieval.

         I-Commerce. We have explored several opportunities for "brokering" pay-per-view information from a wide variety of publications, training, coursework and other resources, and expect to begin to make such information available to our users and clients in the future. We have also begun to research technologies to make such transactions possible, while protecting both the publisher's interests and the user's desire for smooth transactions and ease of use.

         Desktop pop-up applet. We have begun to develop applications that will put our directory and related services permanently on a PC desktop, in the form of a pop-up applet, similar in function to the pop-up instant messaging services. Clicking on the task tray icon would display a window with direct connections into Logio Directory categories, into the search engine or multi-lingual search tool, and into Logio-partnered services and other options. Selecting an option would open the browser and take the user directly to that option, without the distraction of going through a home page. Users then become focused on Logio-delivered information and services. The pop-up applet paradigm could also be carried over into the wireless format, so that users work with a single interface, regardless of device.

         Internationalization. With its multi-lingual technologies anticipating the growth of Internet usage among many non-English-speaking populations, and with its ability to provide needed directory services to multi-national corporations, our site is being developed to provide services in many languages and among diverse international cultures.

         Non-Browser Content Platforms. We are aggressively tracking developments in non-browser delivery of content and services, including wireless and broadband devices, and even in non-Internet delivery using such media as satellite broadcast, satellite narrowcast, and interactive TV and have entered into discussions with industry leaders in these areas.

         Partnering. We have already created several long-term, mutually beneficial partnerships with several entities that we see as being keys to our long-term strategies. We intend to pursue those partnerships where we believe the potential partners share our vision, lend credibility to the Logio brand, or can support and benefit our strategies.

         Our Business Objectives and Strategy. Our objective is to make Logio and our contemplated suite of products and services an indispensable service for business professionals competing in today's marketplace. We intend to provide popular services and valuable content to our customers and their users making our Logio brand a leading brand for business professionals seeking business-related information and resources. We will continue to pursue a convergent media strategy so that we can give business professionals instant access, anywhere and anytime, to information and services. We believe that by supplying them with cutting edge, comprehensive content, combined with useful features and powerful tools that can be personalized to meet their individual needs, Logio will offer today's connected business professional a competitive edge.

         Our research shows that business people typically fall into a highly desirable demographic profile. They are often well-educated, and possess both disposable income and business budget dollars to spend on personal and business purchases. As such, they represent a target market that advertisers and marketers have historically been willing to pay a premium to reach. We will capitalize on that both directly, through the sale of advertising on our own Internet business portal, and indirectly as we help to bring this target audience to the public sites of our clients. According to Forrester research, the large general portal sites will control only 20 percent of the total
Internet traffic by 2002. ZDNet.com estimates that much of the traffic will shift to specialty portals and to corporate intranet portals. Zona Research predicts that advertising on focused portals and directories will increase from 10 percent of total Internet advertising dollars to 80 percent over the next five years.

         We also believe that, as business people become increasingly familiar with, and dependent upon, the Internet for information, the market for pay-per-view content will continue to accelerate. We intend to position ourselves, from both a technological and a strategic relationship standpoint, to capitalize on this trend.

         We intend to achieve our business objectives through the following means:

o Position Logio as the premier content provider and syndicator for the information and resources business professionals depend upon. The Logio Directory, with its uniquely designed structure and strict business-to-business focus, has been designed to be the directory our clients can depend upon to provide the information and resources business professionals need, organized in a way that mirrors their job duties and resource requirements. We are also developing partnerships and other relationships with companies and organizations that can support and augment this position.

              o Increase Logio brand recognition. The objective of branding and marketing campaigns will be to achieve recognition of the Logio brand as a business-to-business-focused brand, and to build confidence in the ability of Logio to deliver content and related services in a way that supports and enhances the objectives of our customers and users. Such campaigns may use Internet banner advertising, targeted e-mail, permission marketing, and traditional direct mail methods to achieve the desired results. Audience targets will be decision makers in companies with which we wish to do business, as well as users at the Logio Internet business portal who have chosen to customize their site experience, thereby also choosing to provide us with important demographic information, and for whom we may develop special campaigns and offers.

o Provide a good user and client experience through responsive customer support and services. The Logio Directory and related services should be readily available in order to meet client expectations. We maintain a team of skilled network professionals to monitor and maintain the site to meet those expectations, and contractually obligate our content partners to do the same.

         Competition. The market in which Logio participates is new, competitive, and subject to rapid technological and content change. As the trend towards specialty portals, business-to-business sites, and company intranets increases, we expect that competition in all three areas to likewise increase and intensify.

         Portal competition. Many companies are now participating in the development and operation of portals, which we have divided into the following categories:

       ----------------- -------------------------- --------------------------- ---------------------------
                         Mega Portals               General Portals             Business Portals
       ----------------- -------------------------- --------------------------- ---------------------------
       Examples          AOL                        Lycos                       Dowjones.com
                         Yahoo!                     GO                          BizProLink
                         MSN                        Snap                        VerticalNet
                                                    Excite                      Brint.com
                                                                                Office.com

       ----------------- -------------------------- --------------------------- ---------------------------

         The Mega Portals attempt to satisfy the search and browsing needs of every Internet user. They are large, well-funded and established companies that have millions of daily users.

         The General Portals compete with the Mega Portals for a share of the consumer market. The difference between the two groups is largely related to market prominence, with the General Portals attracting only a fraction of the visitors of the Mega Portals. This translates directly into profitability, and has necessitated significant changes in some cases. For example, GO (owned by Disney) has spent more than a year trying to grow the number of unique visitors to the site. In the spring of 2000, Disney announced that the portal would focus on providing primarily entertainment and recreational activities. This shift away from a general portal, we believe, is a good indicator of the trend towards specialization on the Internet.

         Business Portals can be broken down into three groups. The first group, represented by sites like Dowjones.com, represents the Internet presence of an established print publication. The second group, represented by sites like VerticalNet, specializes in delivering information to highly specialized vertical markets. The third group is focused on meeting the needs of small businesses.

         Several of the participants in each of these market sectors have established web presence and brands, and have been offering their services for a number of years. The increased use and visibility of Logio will depend, in large part, on our ability to continue adding content and services to our site, maintain operational performance levels, and effectively market our product. We also believe it will be essential for us to develop long-term business alliances with parties with which we can enter into strategic relationships. We believe we will need to make significant investments in research and development in order to keep up with the technological and operational demands imposed by the anticipated ongoing developments in the Internet.

         At the present time, we have not identified any other companies that are using precisely the same approach as Logio, or are targeting the horizontal market as we are. Nonetheless, there is always the potential that other, larger interests will choose to enter the market we are developing, or that a new market may emerge. We may not be able to compete effectively with current and future competitors.

         Product Development.

         The existing Logio site, and the infrastructure from which other sites will be served, represents an investment of approximately $5.4 million in equipment, software, interface design, underlying application development software, and general costs. Our technology selection process for the site is governed by several fundamental principles:

              o Internet users want sites to be reliable, and fast. We choose our hardware and write our code accordingly.

              o The site must be easily and quickly expanded or modified without adversely affecting performance.

              o We obtain our equipment and software from manufacturers with proven track records and a commitment to timely and effective support.

              o The solution must be cost effective.

         We elected to use Sun Microsystems Enterprise computers for our core hardware. These systems have been proven in Internet applications. They are also readily available should we need to either grow the system quickly, or if a system should fail. All systems are built using standard components, so that all hard drives in all systems are the same. This means we have a consolidated inventory list for field service, and it enables us to reuse or re-purpose individual systems or components as the need demands.

         In addition to our proprietary application software, the Logio site uses iPlanet's (formerly the Sun/Netscape Alliance) Application and Enterprise Servers, Oracle's 8I Parallel Database Server, the Veritas Volume Management System, and Dataware's InQuery Search and Retrieval engine.

         Our initial target platform for distribution of business relevant information and services is the Internet. We intend to aggressively develop distribution capabilities for other digital-enabled devices. These may include intranet, personal digital assistants, pagers, cellular and smart phones, electronic books, global positioning systems, set top boxes and traditional broadcast channels.

         Our ability to successfully develop and release new products and enhancements to Logio products in a timely manner will be subject to a variety of factors, including our ability to solve technical problems and test products, the availability of financial, sales and management resources, and other factors, some of which we may not be able to control. We may experience difficulties that could delay or prevent our successful development, introduction or marketing of new products and enhancements.

         Material Contracts. We are a party to the following material contracts and arrangements:

         b2bstores.com Agreement. On May 9, 2000, we entered into an agreement with b2bstores.com to provide us with a private label link to our business-related products retail e-commerce site. In conjunction with this agreement, b2bstores.com is allowed access to the Logio Directory for private labeling on its site. The arrangement is a barter transaction wherein each party exchanges equivalent private label services in lieu of any cash payment.

         Telcobid.com Agreement. We entered into an agreement on May 9, 2000 with Telcobid.com, a reverse auctioneer for telecommunication services, to provide the Company with a private label link to these services on the Logio site. Auctioned services provided by Telcobid.com include long distance, cellular phones and accessories, paging, high speed Internet lines and local phone services. Telcobid.com will remit to the Company 40% of total commissions earned by Telcobid.com from the providers of the services listed when customers sign up for the services on the Logio site. Additionally, we will receive $15 for each subscriber that signs up for Telcobid.com services on the Logio site.

         Brigham Young University License. On February 14, 1997 we signed a master license agreement with BYU, under which we obtained the exclusive worldwide rights to use, develop, manufacture, market, and modify the Logio technology. BYU retained the ownership rights to any improvements to the Logio technology that we develop. We issued BYU (and certain individuals who developed the licensed technology while they were employed by BYU) 544,761 shares of common stock for this license (pre stock split).

         The term of this license is for as long as allowed by law, but it may be terminated if we materially breach the license. We are required to pay BYU a royalty of 3% of our adjusted gross sales. Annual minimum royalties began in January 1999, and $20,000 will be due for 2000. The minimum royalty payments increase annually and, in 2002, will be capped at $150,000. In addition, when we acquired the License, BYU had already sublicensed the technology to several other parties for royalty payments ranging from 3% to 8% of the sublicensee's gross sales. Under the term of the license, we are required to pass through to BYU 50% of the royalty payments we receive from these sublicenses.

         We have commenced development of our own technology and our reliance on the BYU license has diminished significantly. As such, we are currently in negotiations with BYU to terminate the agreement as of December 31, 1999. Minimum royalty payments outstanding under the agreement would approximate
$25,000 at July 11, 2000, granted the license agreement is deemed to be in effect through that date.

         Dataware License. In July 1999 we signed a three year source code software license agreement with Dataware Technologies, Inc. granting us access to code for Dataware's proprietary search engine technology. We intend to blend this technology with our search technologies as we continue to develop our overall product line. The license has a two year renewal option and cost us $350,000. In connection with this agreement, we also signed a Consulting
Agreement with Acsiom Inc., an affiliate of Dataware, to provide consulting services relating to the integration of the Dataware search engine into our existing technology, including our business professional portal site. This agreement requires us to pay hourly developer consulting fees ranging from $100
- $150 per hour.

         Purchase Agreement. In February and March 1999, we sold 6,300 shares of our newly designated Series A Preferred Stock to eight investors under the terms of a purchase agreement. We received a total of $6.3 million in the transaction. After we paid the expenses of the placement agent ($377,100) and our other expenses for the transaction ($15,000), we received proceeds of $5,907,900 from the sale. In connection with the transaction, we also issued warrants to both the purchasers and the placement agent and granted those parties certain registration rights for the shares of common stock they can acquire by converting the Series A Preferred Stock and exercising the warrants. In February and March of 2000, holders of Series A Preferred Stock converted their preferred shares, totaling 6,300 shares, into 625,000 shares of our common stock. The Series A Preferred stockholders also received a total of 727,756 shares of our common stock in satisfaction of the reset provisions of the Purchase Agreement and they received 61,650 shares of our common stock for payment of cumulative preferred dividends.

         Columbia Financial Group Services Agreement. In January 1999, we entered into a services agreement with Columbia Financial Group. Columbia provides investor relations services for a number of public companies, particularly those companies that are involved in the Internet business. Under the agreement, we agreed to grant Columbia warrants to purchase for five years up to 200,000 shares of our common stock for $5 per share. As of July 11, 2000, 100,000 warrants have been exercised and 100,000 warrants are exercisable. In May, 2000, we entered into a new agreement with Columbia Financial Group and have granted Columbia warrants to acquire up to an additional 200,000 shares of our common stock at $4 per share, and 200,000 shares of our common stock at $3 per share. As of July 11, 2000, 300,000 warrants are exercisable into common shares.

         Sierra Systems Consulting and Development Agreement. In September 1999, we entered into a consulting and development contract agreement with Sierra Systems Consultants, Inc. Under the terms of the agreement, Sierra provides web site development support services for launching our web site, including the development, delivery, testing and debugging of our web site technology. We were required to pay a fixed price of $500,000 in exchange for these services, which has been paid in full. We are also committed to pay Sierra approximately $205,000 for services performed outside the contract.

         Netscape Software Financial Agreement. In November 1999, we entered into a software purchase agreement with Netscape. Under the terms of the agreement, we are purchasing software products, including maintenance services, for the delivery of our web site. The purchase price for the software products and maintenance services is $268,069, which must be paid in full by November 2000.

         Oracle Software Agreement. In November 1999, we entered into a software license agreement with Oracle Corporation. Under the terms of the agreement, we have a non-exclusive license to use certain Oracle software products which manage our database. The purchase price under the license agreement is approximately $257,000, which is paid in four quarterly payments after an initial payment, and includes support services for one year. The term of the agreement is for two years, with a November 2001 expiration date.

         Sun Microsystems License Agreements. In December 1999, and March and April 2000 we entered into capital lease agreements with Sun Microsystems Finance. Under the agreements, we lease the server equipment necessary to host our web site. The terms of the leases are for two years each, and expire through January 2002. The monthly payments under these agreements approximate $28,000 per month, for the two year period.

         Qwest Dedicated Internet Access Service Agreement. In January 2000, we entered into an Internet access agreement with Qwest Internet Solutions, Inc. Under the terms of the agreement, Qwest hosts our site, provides internet access to our web site, and provides other services for monthly fees approximating $5,000. Additionally, we incur variable charges based on usage of our site. The term of the agreement is for two years, expiring in January 2002, but automatically renews for successive two year terms unless either party gives 60 days notice prior to the expiration date.

         Netdotworks Consulting and Support Agreement. In February 2000, we entered into a consulting and support agreement with Netdotworks, Corporation. Under the agreement, Netdotworks provides web site administration and management consulting and support services for our web site. We were required to pay $90,000 per month for the initial 120 day term. Upon expiration of the initial 120 day term, we renegotiated the terms of the agreement to pay $70,000 for consulting and support services for development and operations of our site.

         DoubleClick, Inc. DART Service Agreement. In February 2000, we entered into an agreement with DoubleClick Inc. Under the terms of the agreement, DoubleClick provides advertisement delivery services for our web site. We are required to pay monthly service fees based on the number of banner impressions that are delivered to our web site through the service. The agreement expires in December 2000, after which we would have to renegotiate a new agreement with DoubleClick if we wished to continue receiving the services.

         Stock Purchase Agreement. On July 6, 2000, we closed the private placement of 2,000,000 shares of our common stock to four investors under the terms of a stock purchase agreement. Upon the effective date of the registration statement of which this prospectus is a part, we will receive proceeds of $1.4 million in the transaction. Under the terms of the agreement, we are required to cause the effectiveness of the registration statement to which this prospectus is a part no later than September 30, 2000 or be liable for liquidated damages of 5% of the purchase price for each 30 days hereafter that the registration statement is not effective, payable in cash or stock (at our selection). If the registration statement is not declared effective by October 31, 2000, the investors can terminate the agreement at any time.

     Corporate Development. Our predecessor in interest was incorporated in the State of California on May 2, 1997, as Dunamis, Inc. Dunamis, Inc. was formed for the purpose of publishing and marketing books and audio and video tapes. On June 25, 1998, Dunamis, Inc. completed a merger with a Nevada corporation that had been created for the sole purpose for changing Dunamis, Inc.'s domicile from California to Nevada. On July 14, 1998, the surviving entity in that transaction completed a merger with WordCruncher Publishing Technologies, Inc., formerly known as Redstone Publishing, Inc., a Utah corporation. The Nevada corporation was the surviving entity in that transaction and, as part of the transaction, changed its name to "WordCruncher Internet Technologies, Inc."

         Patents, Licenses and Intellectual Property. Our success will depend, in part, on our ability to obtain and protect patents, maintain trade secrets and operate without infringing on the proprietary rights of others in the Untied States and other countries. We have secured rights to the "Logio" trademark within the United States, and we are in the process of securing international rights to this trademark. We intend to file patent applications relating to our technology, products and processes as the need arises. However, any of these patents or patent applications could be challenged, invalidated or circumvented by our competitors.

         If we were to become involved in a dispute regarding our intellectual property, we may have to participate in interference proceedings before the United States Patent and Trademark Office to determine who has the first claim to the rights involved. We could also be forced to seek a judicial determination concerning the rights in question. These types of proceedings can be costly and time consuming, even if we eventually prevail. If we did not prevail, we could be forced to pay significant damages, obtain a license to the technology in question, or stop commercializing a certain product.

         We also rely on trade secrets, proprietary know-how and confidentiality provisions in agreements with employees and consultants to protect our intellectual property rights. These other parties may not comply with the terms of their agreements with us, and we may not be able to adequately enforce our rights against those parties.

         We have adopted a policy of requiring our employees and collaborators to execute confidentiality agreements when they commence employment or consulting relationships with us. These agreements generally provide that all confidential information developed or made known to the individual during the course of his or her relationship with us is to be kept confidential and not disclosed to third parties, except under certain specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by the individual in the course of his or her employment will be our exclusive property.

         Employees. As of July 11, 2000, we had 29 employees, 8 of whom are independent contractors. Approximately 16 of our employees are engaged in product development and site operations activities, 6 are engaged in administrative and finance functions, and 4 are engaged in sales or marketing. Our employees are not presently covered by any collective bargaining agreement. We believe our relations with our employees are good, and we have not experienced any work stoppages.

         Properties. On December 31, 1999, we leased 3,600 square feet of administrative, office and developmental space at the Town Square Professional Plaza in Draper, Utah 84020. On March 21, 2000, we amended the lease to include an additional 1,800 square feet of administration and development space, and the term of the lease is from March 15, 1999 until March 31, 2002. Beginning on April 1, 2000, the rental for the space increased to $7,727 per month, which we believe is typical for similar premises in the area. We believe that our current office space is adequate for our needs.

         Legal Proceedings. We are not a party to any proceeding or threatened proceeding as of the date of this prospectus.

                                   MANAGEMENT

         Our directors, executive officers and key employees, as of the date hereof, and their respective ages and positions with us are set forth below. Biographical information for each of those persons is also presented below. Our executive officers are chosen by our Board of Directors and serve at its discretion. There are no existing family relationships between or among any of our directors or executive officers.

Name                      Age     Position Held

Kenneth W. Bell           50    President, Chief Executive Officer, Director
M. Daniel Lunt            46    Executive Vice President, Director
James W. Johnston         47    Chairman of the Board, Executive Vice President,
                                Director
Thomas R. Eldredge        32    Senior Vice President, Chief Financial Officer,
                                Secretary
William Barnett           42    Vice President
Edward Sullivan           47    Director
David R. Grow             43    Director
Michael D. Fowler         56    Director

         Kenneth W. Bell: Mr. Bell joined us as our Senior Vice President, Chief Financial Officer, Secretary and Treasurer and Director in February 1997. Between April 1990 and December 1996, he served as President and Chief Financial Officer of Kelmarc Corporation, a financial and management advisory company. He has twenty-five years experience in a variety of finance and management positions, including employment in the commercial banking area for fifteen years in Utah and California. Mr. Bell received his B.S. from BYU in 1972. On April 18, 2000, the Board of Directors released Mr. Bell from his responsibilities as Secretary. On June 2, 2000, the Board of Directors appointed Mr. Bell as Chief Executive Officer and President of the Company, releasing him from his responsibilities as Senior Vice President and Chief Financial Officer.

         M. Daniel Lunt: Mr. Lunt was a co-founder of WordCruncher Publishing and served as our President, Chief Executive Officer and Director since November 1996. Mr. Lunt has over 20 years experience in the computer software industry. Between 1983 and 1993, he was employed by WordPerfect Corporation, most recently as Vice President of Worldwide Marketing. In that capacity, he was responsible for the development and implementation of WordPerfect's marketing, sales and support divisions. After leaving WordPerfect in 1993, Mr. Lunt became the president of a residential real estate development company. Mr. Lunt attended Brigham Young University. On June 2, 2000, the Board of Directors appointed Mr. Lunt as Executive Vice President of the Company, releasing him from his responsibilities as President and Chief Executive Officer.

         James W. Johnston: Mr. Johnston was a co-founder WordCruncher Publishing and has served as our Director, Chairman of the Board and Executive Vice President since November 1996. From December 1990 to November 1996, he was president of Johnston & Company, which published virtual works using Logio technology, including the Constitution Papers (CD ROM). Mr. Johnston has 15 years of expertise in developing and marketing products involving content presentation, analysis software and virtual publishing.

         Thomas R. Eldredge: In April of 2000, Mr. Eldredge joined us as our Vice President of Finance and Corporate Secretary. Mr. Eldredge is a CPA and has over ten years of experience in accounting, audit and information technology. He spent over six years with Grant Thornton LLP, one of the nation's ten largest public accounting firms. Most recently he was a manager in the assurance department at Grant Thornton. Mr. Eldredge is an adjunct professor at the University of Utah in the accounting and information technology departments at the graduate and undergraduate levels and has instructed students for over four years at the University, Grant Thornton's National training center and Utah Valley State College. He received both his Bachelor of Science and Master of Professional Accountancy from the University of Utah. Mr. Eldredge is the President of the Utah Association of Certified Public Accountants' - Southern Chapter. On April 18, 2000, our Board of Directors appointed Mr. Eldredge as Corporate Secretary. On June 2, 2000, our Board of Directors appointed Mr. Eldredge as Senior Vice President and Chief Financial Officer of the Company.

         William Barnett: Mr. Barnett joined our sales department in December 1999, and was promoted to Vice President in April 2000. He is a senior sales executive and entrepreneur with more than 20 years of professional experience in sales, advertising and marketing. As Vice President for Logio, Mr. Barnett is responsible for business development and sales. Early in his career, Mr. Barnett co-founded Barnett-Robbins Enterprises, a radio syndication and production company. Following the sale of Barnett-Robbins to MCA in 1986, Mr. Barnett served as vice president of MCA Radio Network. He went on to produce and co-develop television shows for major studios such as NBC/Universal and Prime Network. Mr. Barnett's recent professional accomplishments include creating Children's Satellite network, the first ever children's radio network, in 1991. Also previous to joining Logio, Mr. Barnett worked with Goldbar Entertainment/Goldbar International, a company that developed, produced and financed feature films for domestic and international distribution to film and television buyers including Disney, Columbia, Warner Brothers HBO and Showtime. Mr. Barnett is a graduate of the University of Southern California with a Bachelor of Science in Communications and Public Relations and a minor in Business.

         Edward Sullivan: Mr. Sullivan joined us as one of our directors in February 2000. Since 1989, he served as President and Chief Executive Officer of Pittard Sullivan, a brand and marketing communications company. Mr. Sullivan has twenty years of experience in advertising, marketing and media management, with over 250 channel launches around the world. Mr. Sullivan was educated at the University of Cincinnati and Central Academy of Commercial Arts. He has also attended Harvard Business School's Accelerated Business Administration Program as well as Carnegie Mellon's Oral Communications Program

         David R. Grow: Mr. Grow joined us as one of our Directors on February 1, 2000. Since 1995, Mr. Grow has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer for Daw Technologies, Inc. Prior to joining Daw Technologies, Mr. Grow was employed by Novell, Inc. from 1992 to 1995, most recently as director of operations for Novell's $500 million software applications division. Mr. Grow also served as Corporate Controller for WordPerfect Corporation from 1992 to 1994 where he was responsible for the accounting, financial analysis and reporting for the $700 million, multi-national software publishing company. He was employed by Price Waterhouse as a Senior Audit Manager for the years 1982 to 1992. Mr. Grow obtained a Bachelor of Science degree in Accounting from the University of Utah.

         Michael D. Fowler: Mr. Fowler joined us as a Director on February 1, 2000. Mr. Fowler recently co-founded Asphalt Exchange.com, a business-to-business web site that provides buyers and sellers of asphalt materials, products, equipment and services with a secure and neutral exchange venue on which to transact business. Between 1997 and 2000, Mr. Fowler served as the Vice President, Chief Financial Officer of Howa Construction, Inc. During the period of 1995 through 1997, Mr. Fowler was a small business consultant to companies involved in medical services, microbrewery/restaurants, telecommunications and employee leasing. From 1990 to 1995, Mr. Fowler served as Vice President, Treasurer and a director of Grand Valley Gas Company, where he was responsible for the company's accounting, treasury, risk management, legal affairs and investor relations. Mr. Fowler obtained both his Bachelor of Science in electrical engineering and his MBA from the University of Utah.

         Board of Directors. Our Board of Directors is comprised of six persons. The number of directors can be increased as provided in our by-laws, which allow either our board of directors or our stockholders to approve the change. Our directors serve for terms of one year.

         Board of Directors Committees. Our Board of Directors has established three committees, the audit committee, the compensation committee and the executive committee. Each of these committees is responsible to the full Board of Directors, and, in general, its activities will be subject to the approval of the full Board of Directors.

         The audit committee is primarily charged with the review of professional services provided by our independent auditors, the determination of the independence of those auditors, our annual financial statements, and our system of internal accounting controls. The audit committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it finds appropriate or as is brought to its attention, including our selection and retention of independent accountants. As of June 2, 2000, our audit committee is comprised of Messrs. Grow and Fowler.

         The compensation committee is charged with the responsibility of reviewing executive salaries, administering bonuses, incentive compensation and our stock option plans and approving our other executive officer benefits. The compensation committee also consults with our management regarding pension and other benefit plans, and our compensation policies and practices in general. Our compensation committee is currently comprised of Messrs. Lunt, Johnston and Sullivan.

         The executive committee is charged with the performance of the duties of the Board of Directors between regularly scheduled meetings of our Board, and with the functions of the full Board of Directors with regard to matters addressed by it. The executive committee is currently comprised of Messrs. Lunt, Johnston and Bell.

         Compensation of Directors. We do not have any standard arrangement for compensating our directors for the services they provide to us in their capacity as directors, including services for committee participation or for special assignments. We have, however, approved a stock option package for the year 2000 under which our independent directors, Messrs. Grow, Fowler and Sullivan, have earned options on 10,000 shares of our common stock with an exercise price of $5.88 a share.

         Employment Agreements. We have adopted a policy of entering into employment agreements with our senior management, and have entered into such agreements with Messrs. Lunt, Bell, Johnston, Barnett and Eldredge. The terms of the employment agreements for Messrs. Lunt, Bell and Johnston began on September 1, 1998 and have initial terms of three years. Under the agreements, each is entitled to receive a base annual salary of $102,000 during the first year of the agreements. The salary will be increased annually, effective in September of each year, by an amount equal to the greater of 8% or an amount determined by the Board of Directors. In addition to the base salary amounts, each of Messrs. Lunt, Bell and Johnston will receive incentive bonuses, as determined by our Board of Directors, standard benefits such as health and life insurance, disability payments and reimbursement of reasonable business expenses.

         We have also entered into an employment agreement with each of Messrs. Barnett and Eldredge. The initial term of each agreement is two years and each provides for base salaries ranging from $85,000 to $100,000. The agreements also provide for standard health and medical insurance, incentive bonuses, disability coverage and reimbursement for reasonable business expenses. In addition, Mr. Barnett has received 200,000 options (50,000 at an exercise price of $5.54, 100,000 at an exercise price of $2.77 and 50,000 at an exercise price of $1.44 per share) and Mr. Eldredge has received 130,000 options (80,000 at an exercise price of $4.79 and 50,000 at an exercise price at $1.44 per share).

         We may terminate the employment contracts for cause, as defined in the agreements, or without cause. If the contract is terminated without cause or as a result of a "change of control", as defined in the agreements, the employee is generally entitled to receive severance pay. In the event of a change of control, Messrs. Lunt, Bell and Johnston will each receive a payment equal to five times the sum of his average annual salary, bonus and profit sharing, based on a per year average over the five preceding years. The term "change of control" is defined in their agreements as:

          o any tender offer, stock exchange offer or other take-over device in which any person becomes the beneficial owner of 30% or more of the total voting power of our outstanding securities;

          o any realignment of the Board of Directors or change in officers due to shareholder action;

          o    our sale of 30% or more of our assets; or

          o any merger or reorganization where we are not the surviving entity or our shareholders fail to retain substantially the same direct or indirect ownership in us immediately after the merger or reorganization.

         If either Messrs. Barnett or Eldredge are terminated for cause under his agreement, he will not be entitled to receive any severance compensation. If the termination is without cause, we are obligated to pay him a severance payment equal to 90 days' of base salary, payable in three equal monthly installments, and if the termination is because of a change of control, he is entitled to receive a severance payment equal to his annual salary, payable in three installments. A change of control is defined in his agreement as any sale or other disposition by us of all or substantially all of our assets, any merger or consolidation with another corporation in which our shareholders as a group do not hold at least 50% of the voting power of the surviving corporation, or any person becomes the beneficial owner of 50% or more of our voting power.

         In April 2000, we terminated Peter Stoop's employment, who until that time served as our Vice President of Sales and Marketing. At the time of termination, Mr. Stoop had vested in 103,333 options, each to purchase one share of our common stock at an exercise price of $0.10 per share. Options totaling 198,333 were accelerated under Mr. Stoop's employment agreement and he may exercise the total of 301,666 options through June 2001. We have committed to pay Mr. Stoop $25,000 as severance for his termination in equal installments over 90 days from his signing of certain documents.

         In May 2000, Mr. Cryer resigned from his position as our Vice President of Product Development. At the time of resignation, Mr. Cryer had vested in 20,000 options, each to purchase one share of our common stock at an exercise price of $0.10 per share through May 2000, Mr. Cryer exercised 10,000 options and the remaining 10,000 options have been terminated.

         Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal 1999 all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with, except that Messrs. Lunt, Johnston and Bell each filed one report on Form 4 late.

         Compensation. The following table summarizes the compensation paid to or earned by our chief executive officer and our four most highly-compensated executive officers whose total salary and bonus exceed $100,000 during each of the past two fiscal years and through July 11, 2000:

                           Summary Compensation Table

                                                         Annual Compensation                  Long-Term Compensation
                                                                                                      Awards
                                         ---------------- ---------------- ------------------ ------------------------
                                                                             Other Annual      Securities Underlying
 Name and Principal Position     Year      Salary ($)        Bonus ($)     Compensation ($)     Options / SARs (#)
                                -------- ---------------- ---------------- ------------------ ------------------------
Kenneth W. Bell                  2000          55,333            -                 -                  125,000
   President, CEO, Director      1999         120,000            -                 -                     -
                                 1998         102,000            -                 -                     -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------
M. Daniel Lunt                   2000          55,333            -                 -                  125,000
   Executive V.P., Director      1999         120,000            -                 -                     -
                                 1998         102,000            -                 -                     -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------
James W. Johnston                2000          55,333            -                 -                  125,000
   Executive V.P., Chairman      1999         120,000            -                 -                     -
                                 1998         102,000            -                 -                     -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------
Peter Stoop                      2000          32,083            -                 -                  500,000
   V.P. Sales and Marketing      1999         100,000            -                 -                     -
                                 1998          66,200            -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------
Martin Cryer                     2000          42,250         19,000               -                  300,000
   V.P. Product Development      1999         100,000            -                 -                     -
                                 1998               -            -                 -                     -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------
Thomas R. Eldredge               2000          21,250            -                 -                  130,000
Senior V.P., CFO,                1999               -            -                 -                     -
Secretary                        1998               -            -                 -                     -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------
William Barnett                  2000          53,472         15,000               -                  200,000
   V.P.                          1999               -            -                 -                     -
                                 1998               -            -                 -                     -
------------------------------- -------- ---------------- ---------------- ------------------ ------------------------

         The amounts set forth in the table above for the year 2000 are through July 11, 2000. Messrs. Bell, Lunt and Johnston are expected to receive salaries of $97,333 in fiscal 2000. Mr. Eldredge is eligible to receive $85,000 in fiscal 2000 under his employment contract and Mr. Barnett is eligible to receive $100,000 under his employment contract. Messrs. Stoop and Cryer have been terminated and resigned, respectively, during fiscal 2000. We have committed to pay Mr. Stoop $25,000 in three equal installments as a severance payment.

         Performance bonuses have been extended to Mr. Cryer and Mr. Barnett for $19,000 and $15,000, respectively through July 11, 2000. We are unable to estimate total bonuses for 2000 proforma amounts.

         The following table presents additional information concerning the option awards made during fiscal year 1999 to each of our named executive officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

----------------------------- --------------------------------- --------------------- --------------------------------
                                                                                       Potential Realizable Value at
                                                                                       Assumed Annual Rates of Stock
                                                                                      Price Appreciation for Option
                                                    Individual  Grants                                 Term
----------------------------- --------------------------------- --------------------- --------------------------------
                                            Percent
                                            of total
                                            Options               Market
                                Number of   Granted               Price
                               Securities    to EMP    Exercise    on
                               Underlying      in      of Base    Grant
                                Options      Fiscal     Price      Date    Expiration
            Name                Granted(#)    Year     ($ / Sh)   ($/ Sh)      Date        5% ($)          10% ($)
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------

Kenneth W. Bell                    -          -          -         -          -              -               -
   President, CEO, Director
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------
James W. Johnston                  -          -          -         -          -              -               -
   Executive V.P., Chairman
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------
M. Daniel Lunt                     -          -          -         -          -              -               -
   Executive V.P., Director
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------
Peter Stoop                      50,000      4.6%       0.10      2.375    3/21/02        135,905          160,959
   V.P. Sales and Marketing     250,000     23.2%       0.10      3.562   11/18/02      1,031,637        1,219,518
                                200,000     18.5%       2.72      3.625    6/23/03        316,260          469,224
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------
Martin Cryer                    50,000       4.6%       0.10      8.875    9/22/02        521,538          615,162
   V.P. Product Development    250,000      23.2%       2.72      3.625    6/23/03        395,325          586,530
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------
Thomas R. Eldredge                 -          -          -         -          -              -               -
   Senior V.P., CFO,
   Secretary
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------
William Barnett                 50,000       33%        5.54      3.69     6/20/07           -             118,492
   V.P.                         100,000      67%        2.77      3.69     6/20/06        242,220          442,077
----------------------------- ------------ --------- ---------- --------- ----------- ---------------- ---------------

         The intrinsic value of each respective grant to Mr. Stoop as of the date of such grant was $113,750, $865,500, and $181,000 respectively. The intrinsic value of each respective grant to Mr. Cryer as of the date of such grant was $438,750 and $226,250 respectively. The intrinsic value of each respective grant to Mr. Barnett as of the date of such grant was $0 and $92,000, respectively.

         In April 2000, we terminated Mr. Stoop's employment. We have committed to accelerate vesting of the 198,333 options that would have vested throughout the term of his employment agreement. Mr. Stoop had vested in 103,333 options through July 11, 2000. He forfeited 198,333 options upon termination in April 2000.

         In May 2000, Mr. Cryer resigned his position with us and forfeited 290,000 options.

         In April 2000, Mr. Eldredge was granted 80,000 options at an exercise price of $4.79. The market price on the date of grant was $6.39. The options expire in October 2003 and Mr. Eldredge vested in 5,000 of these options through July 11, 2000. In June 2000, Mr. Eldredge was granted an additional 50,000 options at an exercise price of $1.44 which represented the fair market value of our common stock on the date of grant. The options expire in June 2003.

         In June 2000, we granted Mr. Barnett an additional 50,000 options at an exercise price of $1.44 which represented the fair market value of our common stock on the date of grant. The options expire in June 2003.

         In June 2000, we granted Messrs. Lunt, Bell and Johnston each 125,000 options at an exercise price of $1.25, which represented the fair market value of our common stock on the date of grant. The options vested immediately and expire in June 2005.

         The following table summarizes the exercise of stock options during fiscal year 1999 by each of our named executive officers, and the fiscal year-end value of unexercised stock options held by each of them:

                     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

------------------------------- -------------- ------------- --------------------------------- ----------------------
                                                             Number of Securities Underlying   Value of Unexercised
                                   Shares         Value       Unexercised Options at Fiscal    In-The-Money Options
                                 Acquired on   Realized ($)            Year-End (#)             at Fiscal Year-End
             Name               Exercise (#)                   Exercisable / Unexercisable              ($)
------------------------------- -------------- ------------- --------------------------------- ----------------------
Kenneth W. Bell                       -             -                       -                            -
   President, CEO, Director
------------------------------- -------------- ------------- --------------------------------- ----------------------
James W. Johnston                     -             -                       -                            -
   Executive V.P., Chairman
------------------------------- -------------- ------------- --------------------------------- ----------------------
M. Daniel Lunt                        -             -                       -                            -
   Executive V.P., Director
------------------------------- -------------- ------------- --------------------------------- ----------------------
Peter Stoop                           -             -               103,333 / 396,667               $2,875,000
   V.P. Sales and Marketing
------------------------------- -------------- ------------- --------------------------------- ----------------------
Martin Cryer                          -             -                5,000 / 295,000                $1,725,000
   V.P. Product Development
------------------------------- -------------- ------------- --------------------------------- ----------------------
Thomas R. Eldredge                    -             -                       -                            -
   Sr. V.P., CFO, Secretary
------------------------------- -------------- ------------- --------------------------------- ----------------------
William Barnett                       -             -                   0/150,000                        -
   V.P
------------------------------- -------------- ------------- --------------------------------- ----------------------

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth, as of July 11, 2000, the beneficial ownership of our outstanding common stock by

          o each person known by us to own beneficially 5% or more of our outstanding common stock,

          o    each of our executive officers,

          o    each of our directors,

          o    all executive officers and directors as a group, and

          o    the selling stockholders.

Beneficial ownership after this offering will depend on the number of shares actually sold by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the chart, each person listed is also deemed to beneficially own any shares issuable on either the exercise of vested options or warrants held by that person and that are exercisable within 60 days after July 11, 2000. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The number of shares shown for each selling stockholder is based on the latest information we have obtained from those stockholders regarding their beneficial ownership.

-------------------------------- -------------------------------- ----------------- ----------------------------------
                                    Common Stock Beneficially        Number of       Common Stock Beneficially Owned
 Name of Beneficial Owner and       Owned Prior to Offering 1       Shared Being              After Offering(2)

      Relationship to Us         --------------------------------   Registered      ----------------------------------
                                    Shares          Percent                            Shares           Percent
-------------------------------  --------------  ---------------- ----------------- -------------   ------------------
Officers and Directors

Kenneth W. Bell (3)                  1,385,608         10.2%          100,000          1,285,608           8.24%
President, CEO, Director

James W. Johnston (4)                1,896,223         13.9%          100,000          1,796,223           11.5%
Chairman of the Board, Executive V.P.

M. Daniel Lunt (5)                   1,675,383         12.3%          100,000          1,575,383           10.1%
Executive V.P., Director

Thomas R. Eldredge(6)                    5,000             *               -               5,000               *
Sr. V.P.,Chief Financial Officer,
Secretary

William Barnett (6)                       -0-              *               -                -0-                -
V.P.

Michael D. Fowler  (7)                  10,500             *               -              10,500               *
Director

Edward Sullivan  (7)                    10,000             *               -              10,000               *
Director

David Grow  (7)                         10,000             *               -              10,000               *
Director

All executive officers and           4,992,714         35.9%          300,000          4,692,714           33.8%
directors as a group (8
persons) (8)

Selling Stockholders

Trans-Pacific Security                 500,000          3.7%          500,000              -0-                 -
Consultants, Inc. 10
Mid West First National, Inc.          500,000          3.7%          500,000              -0-                 -
(10)

CONDIV Investments, Inc. 10            500,000          3.7%          500,000              -0-                 -

Mutual Ventures Corporation 10         500,000          3.7%          500,000              -0-                 -

Columbia Financial Group 9             500,000          3.7%          500,000              -0-                 -

Capital Communications                 360,000          2.7%          100,000            260,000            1.7%
-------------------------------- ------------------ ------------- ----------------- ----------------- ----------------

          8* Less than 1% of the outstanding common stock.
        (1) Percentage of beneficial ownership prior to offering is based on 13,479,408 shares of common stock outstanding as of July 11, 2000. See "Summary" for a description of the calculation of the number of shares of common stock outstanding.
        (2) Percentage of beneficial ownership after offering is based on 15,479,408 outstanding shares of common stock, assuming the issuance of 2,000,000 common shares upon the effectiveness of the registration statement of which this prospectus is a part. See "Summary". The actual number of shares sold may be less than the total registered hereunder. See "Summary" for a description of the calculation of the number of shares of common stock to be outstanding.
         (3) Mr. Bell has sole voting power and investment power of 330,000 shares and shares voting power and investment power of 928,608 shares with his wife, Roberta L. Bell, and 2,000 shares with his son and daughter.
         (4) Mr. Johnston shares voting power and investment power of 1,703,339 shares held jointly with his wife, Catherine F. Johnston, and 66,408 are held in the name of his wife, Catherine F. Johnston. He also influences the investment power and voting power of 1,476 shares held by his son, LeGrand Johnston. Mr. Johnston does not disclaim beneficial ownership of his wife's and son's shares. Includes options to acquire 125,000 common shares.
         (5) Mr. Lunt shares voting power and investment power with his wife, Lori Lunt.

         (6) Mr. Barnett holds options to acquire 200,000 common shares, none of which are currently vested. Mr. Eldredge holds options to acquire 130,000 common shares, of which the options for 5,000 common shares are vested.
         (7) Includes, as to each listed party, options to acquire 10,000 common shares.
         (8) Assumes the matters set forth in  footnotes 1 through 5.
         (9) Includes warrants to acquire 500,000 shares of the Company's common stock.
         (10) Includes, with respect to each listed party, 500,000 shares from the private placement we completed in July 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following information summarizes certain transactions either we engaged in during at least the past two years or we propose to engage in involving our executive officers, directors, 5% stockholders or immediate family members of those persons:

         Management Loans to Us. In June, 2000, Messrs. Johnston, Bell and Lunt loaned us an aggregate of $500,000 in exchange for our notes which bear interest at 8% per annum and are due and payable on or before July 1, 2001. These notes are unsecured.

         Messrs. Johnston, Bell and Lunt previously secured a line of credit in the amount of $250,000, which they agreed to use to loan us up to that amount on a revolving basis, and loaned us an additional $50,000, for a total of $300,000 in 1997. Messrs. Johnston, Bell, and Lunt have received no direct or indirect consideration for their securing this line of credit. We subsequently drew down the entire $250,000 loan commitment. As of December 31, 1998, we owed $120,000 of the $300,000. In October 1998, we repaid the $50,000 loan and the line of credit was paid down to zero in January 1999. In May 1998, Mr. Lunt loaned us $13,000, which we repaid in July 1998 though our issuance of additional common stock to Mr. Lunt.

         Indebtedness of Management. We advanced a total of $66,700 to James W. Johnston during 1997 and 1998. The amounts outstanding on these loans as of December 31, 1998 was $66,700. The interest rate is 8%, with interest and principal due on January 1, 2000, but was paid in full by Mr. Johnston in March 1999. We also advanced a total of $29,500 to Kenneth W. Bell in 1997 and 1998. Mr. Bell repaid those amounts to us in March 1999. We also loaned an entity owned by M. Daniel Lunt $10,000 in 1997, and loaned him $4,000 personally in 1998. Five thousand dollars of the $10,000 loan was repaid by offsetting amounts we otherwise owed Mr. Lunt, and the other $5,000 was repaid in cash, and the $4,000 loan was paid to us in March 1999.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         In February, 2000, our Board of Directors authorized the engagement of Grant Thornton LLP as our independent certified public accountants for the fiscal year ended December 31, 1999, and concurrently, we dismissed Crouch Bierwolf & Chisholm, P.C., which had served as our independent accountants since 1998. Our decision to change accountants was prompted by the ability of Grant Thornton to provide audit services for us on an extended scale as our operations are expected to expand. Our Board of Directors participated in and approved the decision to change independent accountants.

         The reports of Crouch Bierwolf on our financial statements for the two fiscal years prior to their termination contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for 1998 and through February 23, 2000, there were no disagreements with Crouch Bierwolf on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Crouch Bierwolf would have caused Crouch Bierwolf to make reference thereto in their report on the financial statements for such year.

         During the most recent fiscal year and through February 23, 2000, we had not consulted with Grant Thornton LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         We are not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the offering. Our counsel, Parsons Behle & Latimer, will pass on the legality of the shares to be issued pursuant to the conversion of the Series A Preferred Stock and the exercise of the warrants issued in connection with the sale of the Series A Preferred Stock. Our financial statements at December 31, 1999, and for the year then ended have been audited by Grant Thornton LLP as set forth in their report given on the authority of that firm as experts in accounting and auditing. Our financial statements as of December 31, 1998 and 1997, and for the periods then ended, have been audited by Crouch, Bierwolf & Chisholm, as set forth in their report at the end of this prospectus, and are included in reliance on that report given on the authority of that firm as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

         We will not use the services of underwriters or dealers in connection with the sale of the shares registered hereunder. The shares will be freely transferable, except for the shares issued to certain of the selling stockholders who are affiliates. The selling stockholders will offer and sell the shares registered hereunder from time to time. They will act as principals for their own accounts in selling the shares and may sell the shares through public or private transactions, on or off established markets, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares and will pay all commissions and underwriting discounts in connection with their sale. Other than the exercise price the selling stockholders may pay with respect to the exercise of the warrants, we will not receive any proceeds from the sale of the shares.

         The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We expect that the selling stockholders will sell the shares through customary brokerage channels, including broker/dealers acting as principals (who then may resell the shares), in private sales, in transactions under Rule 144 under the Securities Act, or in block trades in which the broker/dealer engaged will attempt to sell the shares as agent but position and resell a portion of the block as principal to facilitate the transaction. We expect the selling stockholders to sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The selling stockholders may also pledge all or a portion of the shares as collateral in loan transactions. Upon any default by the selling stockholders, the pledgee in the loan transaction would then have the same rights of sale as the selling stockholders under this prospectus. The selling stockholders may also transfer the shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer, the transferee would have the same rights of sale as the selling stockholders under this prospectus. Finally, the selling stockholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to those persons could be regarded as underwriters compensation.

         From time to time, the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and will be able to sell and deliver the shares in connection with those transactions or in settlement of securities loans. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in those sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker dealer acts as agent for the purchaser of those shares, from the purchaser) in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Brokers and dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent those brokers and dealers are unable do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker dealer commitment to the selling stockholders. Broker dealers who acquire shares as principals may thereafter resell those shares from time to time in transactions in the over-the-counter market or otherwise and at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or negotiated transactions and, in connection with those resells, may pay to or receive from the purchasers of those shares commissions as described above.

         We will pay all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all brokerage commission and other similar expenses incurred by them.

         At the time a particular offer of the shares is made, to the extent it is required, we will distribute a supplement to this prospectus, which will identify and set forth the aggregate amount of shares being offered and the terms of the offering. The selling stockholders may sell the shares at any price. Sales of the shares at less than market price may depress the market price of our common stock. Subject to applicable securities laws (and the provisions of the purchase agreement for the Series A Preferred Stock, which limit the number of shares of Series A Preferred Stock that their holders can convert to shares of common stock at any one time), the selling stockholders will generally not be restricted as to the number of shares which they may sell at any one time, and it is possible that a significant number of shares could be resold at the same time. The selling stockholders and any other person participating in the distribution of the shares will also be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated under it, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders and any other person. Furthermore, Regulation M of the Securities Exchange Act of 1934 may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to 5 business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         To comply with certain states securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the selling stockholder meets the applicable state notice and filing requirements.

         Available Information. This prospectus does not contain all of the information set forth in the registration statement relating to the shares. For further information, reference is made to the registration statement and such exhibits and schedules. Statements contained in the prospectus concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of the documents filed as exhibits to the registration statement. Each such statement is qualified in its entirety by that reference. Copies of these documents may be inspected, without charge, at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549 and at the regional offices of the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of this material also should be available through the Internet by using the Commission's EDGAR Archive, the address of which is http://www.sec.gov.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital consists of 60,000,000 shares of common stock, $0.001 par value, and 50,000 preferred shares, $0.01 par value, of which 15,000 shares have been designated as the Series A Preferred Stock. As of July 11,
2000, there were 13,479,408 shares of common stock and no shares of Series A Preferred Stock outstanding. As of that date, an additional 1,189,166 shares of common stock may be issued upon the exercise of outstanding share options (of which 728,666 are presently exercisable), up to an additional 500,000 shares may be issued to a third party upon the exercise of warrants acquired by that party in exchange for services, an additional 307,449 shares may be issued upon the exercise of the outstanding warrants issued in connection with the sale of the Series A Preferred Stock. As of July 11, 2000, there were approximately 161 holders of record of the common stock.

         Common Stock. Subject to preferences that may be applicable to any then outstanding preferred shares, holders of the common stock are entitled to receive, pro rata, such dividends as may be declared by our Board of Directors out of funds legally available for such purposes. In the event of our liquidation, dissolution or winding-up, the holders of the common stock are entitled to participate in all assets remaining after the payment of liabilities and the liquidation preferences of any then-outstanding preferred shares. The holders of the common stock have no preemptive rights and no right to convert the common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock, and all outstanding common stock are fully paid and non-assessable. The holders of the common stock are entitled to one vote for each share they hold of record on all matters submitted to a vote of our stockholders. We have not paid, and do not intend to pay, cash dividends on the common stock for the foreseeable future.

         Preferred Shares. Our Articles of Incorporation grant our Board of Directors the authority to issue up to 50,000 shares of preferred stock, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders.

         In early 1999, our Board of Directors created 15,000 shares of the Series A Convertible Preferred Stock, and sold 6,300 of these shares to certain of the selling stockholders for $1,000 per share. The Series A Convertible Preferred Stock gives its holders the right to receive $1,000, plus 6% each year for each share, before any of our other stockholders receive anything if we are liquidated, but does not give their holders the right to vote in most matters our stockholders are asked to consider and vote on. These shares of preferred stock also give their holders a right to receive an annual 6% dividend at the time the preferred shares are converted into common stock. We have the option of paying the dividend in cash or in shares of common stock. The Series A Preferred Stock was convertible into shares of our common stock. As of July 11, 2000, the 6,300 outstanding shares have been converted into 625,000 common shares.

         In addition to the right to convert the Series A Preferred Stock into common stock, we also gave the holders of the Series A Preferred Stock a limited right to receive additional shares of common stock at certain times if the market price for the common stock is less than $12.096 per share. On the 10th trading day after each of July 8, 1999, October 6, 1999 and February 13, 2000, the holders of the Series A Preferred Stock were entitled to receive the number of shares of common stock equal to one-third of the purchase price for their Series A Preferred Stock times the difference between the 10 day average closing price of the common stock and $12.096, divided by the conversion price of $10.08 per share, divided by the ten day trading average. Based on the trading price of our common stock during the 10 business day period following each date listed above, the holders of the Series A Preferred Stock were issued 256,678 shares, 317,960 shares and 153,118 shares of our common stock. The Series A Preferred Stockholders would have also been entitled to receive additional shares of common stock under certain other limited conditions, including if the Securities and Exchange Commission places a stop order on this registration statement. However, no such additional shares have been issued at this time.

         We believe our Board of Directors' authority to set the terms of, and our ability to issue, additional shares of preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of additional preferred stock, however, could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. However, we do not presently have any plan to issue any additional shares of preferred stock.

                  Warrants. When we sold the Series A Preferred Stock to investors in February and March 1999, we also issued them warrants. These warrants were issued in three series - Series A and Series B, which the investors in the Series A Preferred Stock acquired, and Series C, which we issued to a third party as a finder's fee for the transaction. The Series A Warrants allow their holders to purchase up to an aggregate of 71,069 shares of common stock at an approximate weighted average exercise price of $7.00 per share at any time through the fifth anniversary of the closing of the transaction. The Series B Warrants allow their holders to purchase up to an aggregate of 47,380 shares of common stock at an approximate weighted average exercise price of $8.40 at any time through the warrant expiration date. The Series C Warrants allow its holder to purchase up to 189,000 shares of common stock at an approximate weighted average exercise price equal to $7.00 per share at any time through the warrant expiration date. The warrants originally had exercise prices ranging from approximately $28 to $40 per share, but we agreed to reduce the exercise prices. We currently are completing the documents which will reflect the amendments to those exercise prices. None of the Series A or B warrants have been exercised as of July 11, 2000. Through June 5, 2000, there have been 58,000 Series C warrants exercised. If the holders exercise the remainder of these warrants, we would receive a total of $1,812,475.

         We have also entered into agreements with other third parties that are providing investor relations or other services to us. Under the agreements, we have granted that party warrants to acquire up to 100,000 shares of our common stock at $5 per share, 200,000 shares of our common stock at $4 per share, and 200,000 shares of our common stock at $3 per share. As of July 11, 2000, 300,000 warrants are exercisable into common shares.

         Registration Rights. We granted contractual registration rights to the holders of the Series A Preferred Stock. On December 9, 1999 the Securities and Exchange Commission declared a registration statement for the shares of the Series A Preferred Shareholders effective.

         2000 Equity Incentive Plan. Our Board and stockholders adopted and approved in June, 2000, an incentive compensation plan.

         Our 2000 Equity Incentive Plan provides for grants to employees, officers, independent directors and consultants of both non-qualified stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The plan also provides for the grant or sale of restricted shares of our common stock and granting of stock appreciation rights. Each independent director is eligible to receive 5,000 shares of our common stock or options to acquire our common stock each year in which they serve as a member of our board and 10,000 options upon joining our board. The purpose of the plan is to enable us to attract and retain the best available personnel and to encourage stock ownership by our employees, officers, independent directors and consultants in order to give them a greater personal stake in our successes.

         Our Board of Directors our Compensation Committee administer the plan and is responsible for determining the type, amount and terms of any consideration awarded to a recipient. Under the plan, any options granted to a recipient are exercisable in accordance with the terms of the agreement governing the grant. If the option is an incentive stock option, those terms must be consistent with the requirements of the Internal Revenue Code, as amended, and applicable regulations, including the requirement that the option price not be less than the fair market value of the common stock on the date of the grant. If the option is not an incentive stock option, the option price may be any price determined by the Board or the Committee.

         Description of the Plan.

         Eligibility. All of our and our subsidiaries' employees, officers and independent directors are eligible to participate in the plan. Our non-employee agents, consultants, advisors and independent contractors are also eligible to participate. We currently have approximately 32 employees, officers and directors eligible to participate in the plan.

         The plan is administered by the Board, which designates from time to time the individuals to whom awards are made under the plan, the amount of any such award and the price and other terms and conditions of any such award. The Board may delegate any or all authority for administration of the plan to a committee of the Board. Subject to the provisions of the plan, the Board, or a committee, if any, may adopt and amend rules and regulations relating to the administration of the plan. Only the Board may amend, modify or terminate the plan.

         Types of Awards. The plan permits us to grant incentive stock options, nonstatutory stock options, restricted shares and stock appreciation rights
(SARs). Our common stock awarded under the plan may be authorized and unissued shares or shares acquired in the market. If any award granted under the plan expires, terminates or is cancelled, or if shares sold or awarded under the plan are forfeited to or repurchased by us, the shares other than ISO's again become available for issuance under the plan.

         The plan shall continue in effect until April, 2010, subject to earlier termination by the Board. The Board may suspend or terminate the plan at any time.

         The Board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an ISO or an NSO. We do not receive any monetary consideration upon the granting of options.

         Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant. If the option is an ISO, all terms must be consistent with the requirements of the Code and applicable regulations, including that the option price cannot be less than the fair market value of the shares of our common stock on the date of the grant. If the option is an NSO, the option price may be any price determined by the Board, which may be less than the fair market value of the shares of our common stock on the date of grant. Upon the exercise of an option, the number of shares subject to the option is reduced by the number of shares with respect to which the option is exercised, and the number of shares available under the plan for future option grants are reduced by the number of shares with respect to which the option is exercised, less the number of shares surrendered or withheld in connection with the exercise of the option and the number of shares surrendered or withheld to satisfy withholding obligations.

         The Board may award our common stock under the plan as restricted stock awards. The Board determines the persons to receive awards, the number of shares to be awarded and the time of the award. No restricted stock awards have been granted under the plan.

         We may grant SARs under the plan. SARs may, but need not, be granted in connection with an option grant or an outstanding option previously granted under the plan. A SAR gives the holder the right to payment from us in an amount equal in value to the excess of the fair market value on the date of exercise of a share of our common stock over its fair market value on the date of grant or, if granted in connection with an option, the option price per share under the option to which the SAR relates.

         A SAR is exercisable only at the time or times established by the Board. If a SAR is granted in connection with an option, it is exercisable only to the extent and on the same conditions that the related option is exercisable. We may pay the holder of a SAR in shares of our common stock valued at its fair market value, in cash, or partly in stock and partly in cash, as determined by the Board. The Board may withdraw any SAR granted under the plan at any time and may impose any condition upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs. No SARs have been granted under the plan.

         The existence of SARs, as well as grants of NSOs or restricted shares at an exercise price below fair market value on the cost of grants, would require charges to our income at the time of the grant and/or over the life of the award based upon the amount of appreciation, if any, in the market value of the shares of our common stock over the exercise price of shares subject to exercisable SARs.

         Changes in Capital Structure. The plan provides that, if the number of outstanding shares of our common stock is increased or decreased or changed into or exchanged for a different number or kind of our shares or securities or of another corporation by reason of any recapitalization, stock split or similar transaction, appropriate adjustment will be made by the Board in the number and kind of shares available for awards under the plan. In the event of a merger, consolidation or plan of exchange to which we are a party or a sale of all or substantially all of our assets (each a "Transaction"), the Board will, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the plan: (i) outstanding options will remain in effect in accordance with their terms, (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction, or (iii) the Board will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent exercisable and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of our dissolution, options shall be treated in accordance with clause (iii) above.

         Tax Consequences. Certain options authorized to be granted under the plan are intended to qualify as ISOs for federal income tax purposes. Under United States federal income tax law currently in effect, the optionee will recognize no income upon grant or upon a proper exercise of the ISO. The amount by which the fair market value of the stock at the time of exercise exceeds the exercise price, however, is includible in the optionee's alternative minimum taxable income and may, under certain conditions, result in alternative minimum tax liability. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, any gain realized on subsequent disposition of the shares will be treated as income from the sale or exchange of a capital asset. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period, any amount realized will be taxable as ordinary compensation income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. We are not allowed any deduction for federal income tax purposes at either the time of the grant or the exercise of an ISO. Upon any disqualifying disposition by an employee, we will generally be entitled to a deduction to the extent the employee realized ordinary income.

         Certain options authorized to be granted under the plan will be treated as NSOs for United States federal income tax purposes. Under United States federal income tax law currently in effect, no income is realized by the grantee of an NSO until the option is exercised. At the time of exercise of an NSO, the optionee will realize ordinary compensation income, and we will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. We are required to remit withholding taxes on the amount of income realized by the optionee.

         Under federal income tax law currently in effect, no income is realized by the grantee of a SAR until the SAR is exercised. At the time the SAR is exercised, the grantee will realize ordinary compensation income, and we generally will be entitled to a deduction, in an amount equal to the fair market value of the shares or cash received. We are required to remit withholding taxes on the amount of income realized by the optionee.

         An employee who receives stock in connection with the performance of services will generally realize taxable income at the time of receipt unless the shares are substantially nonvested for purposes of Section 83 of the Code and no
Section 83(b) election is made. If the shares are not vested at the time of receipt, the employee will realize taxable income in each year in which a portion of the shares substantially vest, unless the employee elects to accelerate the recognition of income under Section 83(b) within 30 days after the original transfer. We will generally be entitled to a tax deduction in the amount includible as income by the employee at the same time or times as the employee recognizes income equal to the amount of the cash bonus paid at the time of receipt.

         Anti-Takeover Laws In Nevada. Nevada law provides that any agreement providing for the merger, consolidation or sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Nevada law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Nevada law, a stockholder does not have the right to dissent with respect to:

          o    a sale of assets or reorganization, or

          o any plan of merger or any plan of exchange, if the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market Systems, or are held of record by not less than 2,000 shareholders, and the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the NASDAQ National Market System, or are held of record by not less than 2,000 holders.

         The Nevada Private Corporation Law also has three provisions designed to deter take-over attempts:

                  Control Share Acquisition Provision. Under Nevada law, when a person has acquired or offers to acquire one-fifth, one-third or a majority of the stock of a corporation, a stockholders meeting must be held after delivery of an "offerors" statement, at the offerors expense, so that the stockholders of the corporation can vote on whether the shares proposed to be acquired can exercise voting rights. Except as otherwise provided in a corporation's Articles of Incorporation, the approval of the majority of the outstanding stock not held by the offerors is required so that the stock held by the offerors will have voting rights. The control share acquisition provisions are applicable to any acquisition of a controlling interest, unless the Articles of Incorporation or by-laws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provides that the control share acquisition provisions do not apply. We have not elected out of the control share acquisition provisions of Nevada law.

                  Combination Moratorium Provision. Nevada law provides that a corporation may not engage in any "combinations," which is broadly defined to include mergers, sales and leases of assets, issuances of securities and similar transactions with an "interested stockholder", which is defined as the beneficial owner of 10% or more of the voting power of the corporation, and certain affiliates of their associates for three years after an interested stockholder's date of acquiring the shares, unless the combination or the purchase of the shares by the interested stockholder is first approved by the Board of Directors. After the initial three-year period, any combination must still be approved by a majority of the voting power not beneficially owned by the interested stockholder or the interested stockholder's affiliates or associates, unless the aggregate amount of cash and the market value of the consideration other than cash that could be received by stockholders as a result of the combination is at least equal to the highest bid per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired the shares, or for holders of preferred stock, the highest liquidation value of the preferred stock.

                  Other Provisions. Under Nevada law, the selection of a period for achieving corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interest of the corporation, may consider the interest of the corporations employees, suppliers, creditors and customers, the economy of the state and the nation, the interest of the economy and of society and the long-term, as well as short-term, interests of the corporation and its stockholders, including the possibility that those interests may be best served by the continued independence of the corporation. The directors may also resist any change or potential change of control of the corporation if the directors, by majority vote of a quorum, determine that a change or potential change is opposed to or not in the best interest of the corporation "upon consideration of the interest of the corporations stockholders," or for one of the other reasons described above. The directors may also take action to protect the interests of the corporation's stockholders by adopting or executing plans that deny rights, privileges, powers or authority to a holder of a specific number of shares or percentage of share ownership or voting power.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors. Mandatory indemnification is required for present and former directors. However, the director must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards. We provide permissive indemnification for officers, employees or agents. Our Board must approve such indemnification and the standards and limitations are the same as for a director.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, or officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                          INDEX TO FINANCIAL STATEMENTS

                     WORDCRUNCHER INTERNET TECHNOLOGIES, INC

Audited Financial Statements:                                                                    Page
                                                                                                 -----

         Report of Grant Thornton LLP............................................................F-2

         Report of Crouch, Bierwolf & Chisholm...................................................F-3

         Consolidated Balance Sheets at December 31, 1999 and 1998...............................F-4

         Consolidated Statements of Operations for Years Ended December 31, 1999,
                  1998 and 1997 and Cumulative Amounts Since Inception...........................F-5

         Consolidated  Statements  of  Stockholders'  Equity for the years ended
                  December 31, 1999, 1998 and 1997 and period from
                  November 5, 1996 (inception) to December 31, 1996..............................F-6

         Consolidated  Statements of Cash Flows for the Years Ended December 31,
                  1999, 1998, and 1997
                  and Cumulative Amounts Since Inception.........................................F-12

         Notes to Consolidated Financial Statements..............................................F-14

Interim Financial Statements:

         Consolidated Balance Sheet at June 30, 2000.............................................F-28

         Consolidated Statements of Operations for the Six Months Ended
                  June 30, 2000 and 1999 and Cumulative Amounts Since Inception..................F-29

         Consolidated Statements of Stockholders' Equity (Deficit) for the Six
                  Months Ended June 30, 2000.....................................................F-30

         Consolidated Statement of Cash Flows for the Six Months Ended
                  June 30, 2000 and 1999 and cumulative amounts since inception..................F-32

         Notes to the Interim Financial  tatements...............................................F-34


                              REPORT OF INDEPENDENT

                          CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
WordCruncher Internet Technologies, Inc.


         We have audited the accompanying consolidated balance sheet of WordCruncher Internet Technologies, Inc. (a development stage company), as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements, audited by other auditors, for the period from November 5, 1996 (inception) to December 31, 1998 reflect total revenues and net loss of $107,162 and $818,127, respectively, of the related totals. Our opinion insofar as it relates to the cumulative amounts since inception included for such prior period, is based solely on the report of other auditors.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the report of other auditors, the 1999 financial statements referred to above present fairly, in all material respects, the consolidated financial position of WordCruncher Internet Technologies, Inc. (a development stage company), as of December 31, 1999, and the consolidated results of their operations and their consolidated cash flows for the year then ended and cumulative amounts since inception in conformity with generally accepted accounting principles.

The Company is in the development stage as of December 31, 1999. Recovery of the Company's assets is dependent on future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development plan and its transition, ultimately, to attaining profitable operations, is dependent upon obtaining adequate financing to fulfil its development activities and achieving a level of sales adequate to support the Company's cost structure.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company has incurred consolidated cumulative net losses attributable to common stockholders of $12,217,868 since inception of operations. This factor, among others, as discussed in Note B to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                           /s/GRANT THORNTON LLP
Salt Lake City, Utah
March 6, 2000

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of WordCruncher Internet Technologies, Inc.



We have audited the accompanying consolidated balance sheets of WordCruncher Internet Technologies, Inc. (a development stage company) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and from inception of the development stage on November 5, 1996 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WordCruncher Internet Technologies, Inc. (a development stage company) as of December 31, 1998 and 1997 and the results of its consolidated operations and cash flows for the years ended December 31, 1998, 1997 and 1996 and from inception of the development stage on November 5, 1996 through December 31, 1998 in conformity with generally accepted accounting principles.

Crouch, Bierwolf & Chisholm

Salt Lake City, Utah
January 21, 1999




                                  WordCruncher Internet Technologies, Inc.
                                      (a development stage company)

                                        CONSOLIDATED BALANCE SHEETS

                                              December 31,

                                                 ASSETS
                                                                                               1999             1998
                                                                                         ----------------  -------------
Current assets
    Cash and cash equivalents                                                           $    1,055,371    $     425,702
    Short-term investments (Note C)                                                          1,462,147                -
    Prepaid expenses                                                                           311,199                -
    Interest receivable                                                                          1,983                -
    Current maturities of notes receivable (Note F)                                              1,955                -
    Accounts receivable                                                                            736                -
                                                                                         ----------------  -------------

           Total current assets                                                              2,833,391          425,702
                                                                                         ----------------  -------------

PROPERTY And Equipment, at cost (Note E)                                                     1,930,335           81,419

NOTES RECEIVABLE, less current maturities (Note F)                                                   -          100,200

Other assets (Note D)                                                                            6,011           16,296
                                                                                         ----------------  -------------
                                                                                        $    4,769,737    $     623,617
                                                                                         ================  =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Current maturities of long-term obligations (Note G)                                $            -    $     120,000
    Current maturities of capital lease obligations (Note H)                                   299,983           16,006
    Notes payable                                                                              659,682                -
    Accounts payable                                                                           306,349           10,421
    Accrued expenses                                                                            86,319           24,492
                                                                                         ----------------  -------------
           Total current liabilities                                                         1,352,333          170,919

CAPITAL LEASE OBLIGATIONS, less current maturities (Note H)                                    253,350           11,614

COMMITMENTS (Notes H and I)                                                                          -                -

Stockholders'  equity  (Notes B, C, I, J, K, M and N) 6%  preferred  stock,  par value $0.01; liquidation preference $1,000;
      authorized 50,000 shares; designated as Series A Preferred Stock 15,000                       63                -
      Shares; issued and outstanding 6,300 shares
      in 1999 and none in 1998
    Common stock, par value $0.001;  authorized  60,000,000  shares;  issued and outstanding 11,891,002 shares in 1999
        and 11,877,002 shares in 1998                                                           11,891           11,877
    Additional paid-in capital                                                              15,362,028        1,247,334
    Accumulated other comprehensive income                                                       7,940                -
    Deficit accumulated during the development stage                                       (12,217,868)        (818,127)
                                                                                         ----------------  -------------
           Total stockholders' equity                                                        3,164,054          441,084
                                                                                         ----------------  -------------
                                                                                        $    4,769,737    $     623,617
                                                                                         ================  =============

The accompanying notes are an integral part of these statements.


                                     WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                                        CONSOLIDATED STATEMENTS OF OPERATIONS


                                                     Cumulative
                                                       amounts                      Year ended December 31,
                                                        since       --------------------------------------------------
                                                      inception           1999              1998              1997
                                                    --------------   ---------------  ----------------  --------------
Revenues                                           $      130,517   $       23,355   $        82,678    $       24,484
Cost of sales                                              31,741           15,071            15,864               806
                                                    --------------   ---------------  ----------------  --------------

           Gross profit                                    98,776            8,284            66,814            23,678

Operating Expenses
    Selling expenses                                      993,536          953,708            34,554             5,274
    Research and development                            1,591,390        1,198,546           266,563           126,281
    General and administrative                          1,764,678        1,340,486           217,318           206,874
    Depreciation and amortization                         195,994          179,169            10,406             6,419
    Compensation expense for common
    stock and options (Note K)                          1,452,610        1,452,610                 -                 -
                                                    --------------   --------------- ----------------   --------------

           Total operating expenses                     5,998,208        5,124,519           528,841           344,848
                                                    --------------   ---------------  ----------------  --------------

           Loss from operations                        (5,899,432)      (5,116,235)         (462,027)         (321,170)

Other income (expense)
    Interest income and other                             206,663          196,310             7,276             3,077
    Interest expense                                      (55,238)          (9,955)          (28,158)          (17,125)



                                                    --------------   ---------------  ----------------   --------------

                                                          151,425          186,355           (20,882)          (14,048)
                                                    --------------   ---------------  ----------------   --------------

           Net Loss                                    (5,748,007)      (4,929,880)         (482,909)         (335,218)


Deduction for dividends and accretion (Note J)         (6,469,861)      (6,469,861)                -                 -
                                                    -------------    ---------------  ---------------   --------------

Net loss attributable to common stockholders       $  (12,217,868)  $  (11,399,741)  $      (482,909)   $     (335,218)
                                                    =============    =============== ================   ==============

Net loss per common share - basic and diluted
   (Note M)                                        $        (2.09)  $        (0.96)  $         (0.08)   $        (0.61)
                                                    ==============   ===============  ================   ==============

Weighted-average number of shares outstanding -
   basic and diluted                                    5,850,408       11,879,919         6,100,679           545,535
                                                    ==============   ===============  ================   ==============

The accompanying notes are an integral part of these statements.



                                   WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Years ended December 31, 1999,  1998,  1997, and period from November 5, 1996
(inception) to December 31, 1996

                                                                               Preferred stock                Common stock
                                                                         ---------------------------   ---------------------------
                                                            Price per       Number                        Number
                                               Date           share       of shares        Amount       of shares        Amount
                                           -------------  -------------  ------------   ------------   ------------   ------------
Balances at November 5, 1996                        -    $          -              -   $          -              -   $          -

Net loss                                            -               -              -              -              -              -
                                                                         ------------   ------------   ------------   ------------
Balances at December 31, 1996                       -               -              -              -              -              -

Issuance of stock for cash to                   Jan 97            0.001            -              -        622,500            623
   organizers

Issuance of stock for cash                      Feb 97            0.001            -              -         67,500             67

Issuance of stock for license                   Feb 97              -              -              -        110,742            111
   agreement (Note I)

Issuance of stock to employees                  Sep 97            0.333            -              -        252,450            252
   for services

Issuance of stock for services                  Aug 97            1.092            -              -         37,875             38
   performed

Net loss for the year                                -              -              -              -              -              -
                                                                         ------------   ------------   ------------   ------------
Balances at December 31, 1997                        -              -              -              -      1,091,067          1,091

Issuance of stock for cash                      Jul 98             4.17            -              -        120,000            120

Reverse acquisition and                         Jul 98              -              -              -      9,885,435          9,886
   reorganization adjustment

                                                                     (Continued)

                    WordCruncher Internet Technologies, Inc.
                          (a development stage company)

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY-CONTINUED

Years ended December 31, 1999, 1998, 1997, and period from November 5, 1996 (inception) to December 31, 1996

                                                                       Deficit
                                                    Accumulated      accumulated
                                   Additional        other            during
                                     paid-in      comprehensive     development
                                     capital         income            stage
                                   ------------   ---------------   ------------

Balances at November 5, 1996                 -   $          -     $          -

Net loss                                     -              -                -
                                   ------------   ---------------   ------------

Balances at December 31, 1996                -              -                -

Issuance of stock for cash to               52              -                -
   organizers

Issuance of stock for cash                   8              -                -

Issuance of stock for license             (111)             -                -
   agreement (Note I)

Issuance of stock to employees          83,898              -                -
   for services

Issuance of stock for services          41,337              -                -
   performed

Net loss for the year                        -              -         (335,218)
                                   ------------   ---------------   ------------

Balances at December 31, 1997          125,184              -         (335,218)

Issuance of stock for cash             499,880              -                -


Reverse acquisition and                 (8,550)             -                -
   reorganization adjustment

                                 F-7
                                                                       Continued


                                      WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

Years ended December 31, 1999,  1998,  1997, and period from November 5, 1996
(inception) to December 31, 1996

                                                                               Preferred stock                Common stock
                                                                         ---------------------------   ---------------------------
                                                            Price per       Number                        Number
                                               Date           share       of shares        Amount       of shares        Amount
                                           -------------  -------------  ------------   ------------   ------------   -----------

Issuance of stock for cash                      Jul 98            0.725            -              -        690,000            690

Issuance of stock for debt                      Jul 98             0.96            -              -         13,500             13
   conversion

Issuance of stock for services                  Oct 98             1.90            -              -         39,000             39

Issuance of stock for software                  Oct 98             1.80            -              -         13,000             13
   technology

Issuance of stock for insurance                 Nov 98             1.00            -              -         25,000             25
   coverage

Net loss for the year                                -              -              -              -              -              -
                                                                         ------------   ------------   ------------   ------------
                                                                         ------------   ------------   ------------   ------------

Balances at December 31, 1998                        -              -              -              -     11,877,002         11,877

Issuance of warrants for                        Jan 99              -              -              -              -              -
   consulting services (Note K)

Issuance of preferred stock for                 Feb 99          1,000          6,100             61              -              -
   cash, net of offering costs
   (Note J)

Issuance of preferred stock for                 Mar 99          1,000            200              2              -              -
   cash, net of offering costs
   (Note J)

                                F-8
                                                                     (Continued)

                                      WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

Years ended December 31, 1999, 1998, 1997, and period from November 5, 1996 (inception) to December 31, 1996


                                                                   Deficit
                                                Accumulated      accumulated
                                 Additional        other           during
                                  paid-in      comprehensive     development
                                  capital         income            stage
                                ------------  ---------------   -------------


Issuance of stock for cash          499,310              -                -

Issuance of stock for debt           12,987              -                -
   conversion

Issuance of stock for services       70,161              -                -

Issuance of stock for software       23,387              -                -
   technology

Issuance of stock for insurance      24,975              -                -
   coverage

Net loss for the year                     -              -         (482,909)
                                ------------  ---------------   -------------
                                ------------  ---------------   -------------

Balances at December 31, 1998     1,247,334              -         (818,127)

Issuance of warrants for            258,000              -               -
   consulting services (Note K)

Issuance of preferred stock for   5,719,839              -               -
   cash, net of offering costs
   (Note J)

Issuance of preferred stock for     187,998              -               -
   cash, net of offering costs
   (Note J)
                                      F-9
                                                                     (Continued)




                                      WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

Years ended December 31, 1999,  1998,  1997, and period from November 5, 1996
(inception) to December 31, 1996


                                                                               Preferred stock                Common stock
                                                                         ---------------------------   ---------------------------
                                                            Price per       Number                        Number
                                               Date           share       of shares        Amount       of shares        Amount
                                           -------------  -------------  ------------   ------------   ------------   ------------

Issuance of common stock to                     Jun 99             0.11            -              -          2,000              2
   employees for compensation

Issuance of common stock for                    Aug 99             0.10            -              -          4,000              4
   exercise of options

Issuance of common stock for                    Dec 99             3.25            -              -          8,000              8
   conversion of debt

Issuance of stock options to                 Jan-Dec 99             -              -              -              -              -
   employees for compensation

Accretion of intrinsic value of              Feb-Dec 99             -              -              -              -              -
   preferred stock (Note J)

Dividends on preferred stock (Note J)        Feb-Dec 99             -              -              -              -              -

Unrealized gain on marketable                       -               -              -              -              -              -
   securities (Note C)

Net loss for the year                                -              -              -              -              -              -
                                                                         ------------   ------------   ------------   ------------

Balances at December 31, 1999                        -              -          6,300   $         63     11,891,002   $     11,891
                                                                         ============   ============   ============   ============




                                      WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

Years ended December 31, 1999, 1998, 1997, and period from November 5, 1996 (inception) to December 31, 1996



                                                                      Deficit
                                                     Accumulated    accumulated
                                    Additional        other           during
                                    capital         income             stage
                                 ------------  ---------------     -------------

Issuance of common stock to              21,998                -              -
   employees for compensation

Issuance of common stock for                396                -
   exercise of options

Issuance of common stock for             25,992                -              -
   conversion of debt

Issuance of stock options to          1,430,610                -              -
   employees for compensation

Accretion of intrinsic value of       6,131,944                -     (6,131,944)
   preferred stock (Note J)

Dividends on preferred stock            337,917                -       (337,917)
Note J

Unrealized gain on marketable                 -            7,940              -
   securities (Note C)

Net loss for the year                         -                -     (4,929,880)
                                    ------------  ---------------   -----------

Balances at December 31, 1999      $ 15,362,028  $         7,940   $(12,217,868)




                                    ============  ===============  ============

The  accompanying  notes are an integral  part of this statement.


                                      WordCruncher Internet Technologies, Inc.
                                           (a development stage company)

                                              STATEMENTS OF CASH FLOWS

                                                              Cumulative
                                                               Amounts                   Year ended December 31,
                                                                Since       -------------------------------------------------
                                                              Inception           1999             1998             1997
                                                           ---------------  ---------------  ---------------  ---------------

Increase (decrease) in cash and cash equivalents
    Cash flows from operating activities
       Net loss                                           $   (5,748,007)  $   (4,929,880)  $     (482,909)  $     (335,218)
       Adjustments to reconcile net loss
         to net cash used in operating activities
           Depreciation and amortization                         195,994          179,169           10,406            6,419
           Issuance of common stock and
              options for compensation and
              other expenses                                   1,673,335        1,452,610           95,200          125,525
           Issuance of warrants for consulting services          258,000          258,000                -                -
           Changes in assets and liabilities
               Prepaid expenses                                 (311,199)        (311,199)               -                -
               Interest receivable                                (1,983)           8,035           (7,141)          (2,877)
               Accounts receivable                                  (736)            (736)               -                -
               Accounts payable                                  301,349          295,928            4,251            1,170
               Accrued expenses                                   86,319           61,827           19,063            5,429
                                                           ---------------  ---------------  ---------------  ---------------

                  Total adjustments                            2,201,079        1,943,634          121,779          135,666
                                                           ---------------  ---------------  ---------------  ---------------

                  Net cash used in
                    operating activities                      (3,546,928)      (2,986,246)        (361,130)        (199,552)
                                                           ---------------  ---------------  ---------------  ---------------

    Cash flows from investing activities
       Purchases of property and equipment                    (1,279,458)      (1,260,831)         (18,627)               -
       Increase in short-term investments                     (1,454,207)      (1,454,207)               -                -
       Repayment of notes receivable
         from related parties                                    115,745          110,745            5,000                -
       Notes receivable issued to related parties               (117,700)         (12,500)         (23,200)         (82,000)
       Increase in deposits                                       (5,076)               -           (5,076)               -
                                                           ---------------  ---------------  ---------------  ---------------
                  Net cash used in
                    investing activities                      (2,740,696)      (2,616,793)         (41,903)         (82,000)
                                                           ---------------  ---------------  ---------------  ---------------

                                   (Continued)

                                      F-12



                                        WordCruncher Internet Technologies, Inc.
                                               (a development stage company)

                                            STATEMENTS OF CASH FLOWS - CONTINUED


                                                              Cumulative
                                                               Amounts                 Year ended December 31,
                                                                Since        ------------------------------------------------
                                                              Inception           1999             1998             1997
                                                           ---------------   --------------   --------------   --------------
      Cash flows from financing activities
       Proceeds from issuance of common stock                  1,001,150               400        1,000,000              750
       Proceeds from issuance of preferred stock               6,300,000         6,300,000                -                -
       Payment of fees associated with issuance
         of preferred stock                                     (392,100)         (392,100)               -                -
       Proceeds from issuance of notes payable                   685,682           685,682                -                -
       Proceeds from issuance of long-term obligations           313,000                 -           13,000          300,000
       Principal payments under capital lease obligations       (256,423)         (241,274)          (6,320)          (8,829)
       Principal payments of long-term obligations              (308,314)         (120,000)        (188,314)               -
                                                            ---------------   --------------   --------------   --------------

                  Net cash provided by
                    investing activities                       7,342,995         6,232,708          818,366          291,921
                                                           ---------------   --------------   --------------   --------------
                  Net increase in cash and
                    cash equivalents                           1,055,371           629,669          415,333           10,369

Cash and cash equivalents at beginning of period                       -           425,702           10,369                -
                                                           ---------------   --------------   --------------   --------------

Cash and cash equivalents at end of period                $    1,055,371    $    1,055,371   $      425,702   $       10,369
                                                           ===============   ==============   ==============   ==============

Supplemental  disclosures of cash flow  information
 Cash paid during the period for
       Interest                                           $       49,128    $        4,584   $       29,888   $       14,656
       Income taxes                                                    -                 -                -                -

Noncash financing activities

    Purchase of equipment through lease obligations       $      818,177    $      766,987   $            -   $       51,190
    Unrealized gain on available-for-sale securities               7,940             7,940                -                -
    Issuance of common stock for
      debt conversion                                             39,000            26,000           13,000                -


The accompanying  notes are an integral part of these statements.


                    WordCruncher Internet Technologies, Inc.
                          (a development stage company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       A  summary  of  the  significant   accounting  policies  applied  in  the
       preparation of the accompanying financial statements follows:

       1.   Organization and principles of consolidation
            --------------------------------------------

       WordCruncher Internet Technologies, Inc. (the Company) was incorporated on November 5, 1996 in the State of Utah under the name of Redstone Publishing, Inc. On March 10, 1997, the Company changed its name to WordCruncher Publishing Technologies, Inc. During July 1998, the Company merged with Dunamis, Inc. a public company organized in the State of California. Dunamis had approximately $1 million of cash and essentially no other assets and liabilities. Management of Dunamis resigned and management of the Company now manages the consolidated entity. The merger was recorded as a reverse acquisition, therefore WordCruncher is the accounting survivor.

       In connection with the merger, Dunamis, the legal survivor, changed its name to WordCruncher Internet Technologies, Inc. and changed its domicile to the State of Nevada. The Company's headquarters are in Draper, Utah, where the Company is engaged in the development and marketing of a business information Internet site. The Internet site is specialized for business professionals and the business-to-business marketplace. The Company has acquired a license agreement from a University wherein the Company has an exclusive, worldwide right to sell, develop and manufacture the "WordCruncher" technology.

       2.   Stock split and change in par value
            -----------------------------------

       In July 1998, the Company authorized a 3 for 1 forward stock split. These financial statements have been retroactively restated to reflect the stock split. Pursuant to the reverse merger with Dunamis, the Company's par value of its common stock changed to $.001 per share. This change has also been retroactively applied.

       3.   Development stage company

       The  Company  is  a  development   stage  company  and  is  concentrating
       substantially all of its efforts in raising capital and developing its business information Internet site for future commercial release.

       4.   Software development costs

       Software development costs incurred in the development of software related products are charged to expense as incurred. Material software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Technological feasibility is established by the Company upon completion of a working model. Software development costs incurred by the Company subsequent to technological feasibility have been insignificant.

       5.   Recognition of revenue

       The Company recognizes income and expense on the accrual basis of accounting. During the development stage, the Company has received revenues for certain services provided for indexing printed materials to online format. Revenue is recorded when the services are completed. The Company also generates revenues during the development stage from the sale of its publishers' proprietary version of the search engine technology. This technology is sold separately without future performance such as upgrades or maintenance, and is not sold with support services, therefore revenue is recorded upon the sale and delivery of the product. Licensing fees are also received from the sublicensing of this technology which is included in the software of certain sublicenses. Licensing fees are recorded as revenue as software is reported as sold by the sublicensee.

       6.   Cash and cash equivalents
            -------------------------

       The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

       7.   Short-term investments

       Short-term investments are comprised of various government securities, commercial paper and other securities, which mature in one year or less and are classified as available-for-sale. Available-for-sale securities are measured at fair value with net unrealized gains and losses reported in equity.

       8.   Fair value of financial instruments
            -----------------------------------


       The fair value of the Company's cash equivalents, receivables, accounts payable and accrued liabilities approximate carrying value due to the short-term maturity of the instruments. The fair value of long-term obligations approximate carrying value based on their effective interest rates compared to current market rates.

       9.   Use of estimates

       In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

       10.  Depreciation and amortization

       Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets. Accelerated methods of depreciation of property and equipment are used for income tax purposes.

            -----------------------------------------

       Property and equipment under capital leases are amortized over the lessor of the life of the asset or the term of the lease.

       Maintenance, repairs, and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in earnings.

       11.  Income taxes

       In 1997, WordCruncher Publishing Technologies, Inc. elected to file federal and state income taxes under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company did not pay corporate income taxes on its taxable income during that period of time. Instead, the stockholders were liable for individual income taxes on their respective shares of the Company's net operating income in their individual income tax returns. Effective July 1, 1998, the Company filed consolidated tax returns with its parent and terminated its S-Corporation status.

       Since July 1, 1998, the Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income tax liabilities are provided based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities.

       12.  Comprehensive income

       In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 establishes standards for disclosure and financial statement display for reporting total comprehensive income and its individual components. Comprehensive income, as defined, includes all changes in equity during a period from nonowner sources. The Company's comprehensive income includes net loss and unrealized gains on investments and is displayed in the statement of stockholders' equity.

       13.  Net loss per common share
            -------------------------

       The computation of net loss per common share is based on the weighted-average number of shares outstanding during each period presented. Diluted loss per common share would include the dilutive potential effects of options, warrants, and convertible and reset features of Series A preferred stock, but were not included in the calculation of diluted EPS because their effects were antidilutive.

       14.  Certain reclassifications

       Certain nonmaterial reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.

NOTE B - GOING CONCERN

       The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is a development stage company, has generated only limited revenue through December 31, 1999, and has sustained losses from operations each period since inception. In addition, it has a deficit accumulated during the development stage of $12,217,868. Also, the Company has used cash in, rather than provided cash from, its operations.

       In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

       The Company has taken the following steps to revise its operating and financial requirements which it believes are sufficient to provide the Company with the ability to continue in existence:

          o During February and March 1999, Company received a total of $6,300,000 for a preferred stock offering (Note J).

          o During December 1999, the Company's pending S-1 Registration Statement became effective.

          o Through January 2000, the Company entered into agreements with prominent ad serving and reporting technology companies to utilize various technologies for its site management.

          o Also in January 2000, the Company has selected a full-service advertising agency to promote its planned business information Internet site.

          o In March of 2000, negotiations were underway to obtain up to $15,000,000 of additional financing.

          o In March 2000, the Company completed a working model of its planned business information Internet site.

NOTE C - SHORT-TERM INVESTMENTS

         At December 31, 1999, the cost, fair value and unrealized gain on short-term investments are as follows:

        Fair value                        $   1,462,147
        Cost                                  1,454,207
                                           ------------

                   Unrealized gain        $       7,940
                                           ============


NOTE D - OTHER ASSETS

         Other assets consist of the following:

                                                1999             1998
                                            ------------    ------------
        Deposits                           $       5,076   $       5,076
        Other                                        935           1,202
        Interest receivable                            -          10,018
                                            ------------    ------------

                                           $       6,011   $      16,296
                                            ============    ============


NOTE E - PROPERTY AND EQUIPMENT

         Property and equipment, at cost and estimated useful lives are as follows:

                                                               Estimated
                                                                useful
                                      1999           1998        lives
                               ------------   -------------  -------------

    Computer equipment         $   1,217,668  $     54,352          5
    Furniture and fixtures            49,392         5,358          7
    Software technology              858,868        38,400          3
                               -------------    ------------   -------------
                                   2,125,928        98,110
  Less accumulated depreciation      195,593        16,691
                                ------------   -------------

          Total property       $   1,930,335  $     81,419
           and equipment        ============   =============




NOTE F - NOTES RECEIVABLE - RELATED PARTIES


         Notes receivable consist of the following:                               1999            1998
                                                                             -------------   -------------
        8% note receivable from a former employee, interest and
           principal due in full April 2000, not collateralized              $       1,955   $       -

        8% note receivable from an officer, interest and principal
           due in full January 1, 2000, received in full in 1999                         -          66,700

        8% note receivable from an officer, interest and principal
           due in full January 1, 2002, received in full in 1999                         -          29,500

        8% note receivable from a corporation owned by an officer, interest and principal due in full January 1, 2000,
           received in full in 1999                                                      -           4,000
                                                                              -------------   ------------

                                                                                     1,955         100,200
        Less current maturities                                                      1,955               -
                                                                              -------------   ------------
                                                                             $           -   $     100,200
                                                                              =============   ============


NOTE G - LONG-TERM OBLIGATIONS

       At December 31, 1998, the Company had prime plus 1.5 percent (9.25 percent) notes payable to officers in the amount of $120,000. Interest payments were due monthly, and principal was due in December 1999. The notes were not collateralized and were paid in full in 1999.

NOTE H - LEASES

       1.   Operating leases

       The Company leases their office facilities under an operating lease, which expires in March 2002. Future minimum lease payments are as follows:

        Year ending December 31,

            2000                                            $     44,933
            2001                                                  44,933
            2002                                                  11,233
            Thereafter                                                 -
                                                             -------------

                                                            $    101,099
                                                             =============

       2.   Capital lease obligations

       Included in property and equipment is $818,177 and $51,101 of computer equipment under capital leases at December 31, 1999 and 1998, respectively. The related accumulated amortization is $56,411 and $16,333 at December 31, 1999 and 1998, respectively.

       Future minimum lease payments at December 31, 1999, are as follows:

        Year ending December 31,
        -----------------------
            2000                                                  $    335,930
            2001                                                       260,923
            2002                                                         3,388
            Thereafter                                                       -
                                                                   -------------

                   Total minimum lease payments                        600,241

            Less amount representing interest                           46,908
                                                                   -------------
                   Present value of net minimum lease payments         553,333

            Less current maturities                                    299,983
                                                                   -------------
            Noncurrent portion                                    $    253,350
                                                                   =============


NOTE I - COMMITMENTS

       1.   Licenses

       On February 14, 1997, the Company signed an exclusive license agreement with Brigham Young University (BYU), a Utah nonprofit corporation and educational institution, wherein the Company has the worldwide rights to market, modify, develop and manufacture the "WordCruncher" technology, which is a software program used to search data for specific items (search engine). The term of the license covers the underlying period of the patent as provided for by federal law, which is 17 years. The agreement calls for license fees and royalties of three percent of adjusted gross sales, and 50 percent of royalty payments from sublicenses. Annual minimum royalties begin for the calendar year 1999 and are due the quarter following the year end, as specified below. Minimum royalty payments will be capped at $150,000 from 2002 forward. The Company acquired the license through stock issuance, and was required to maintain BYU's equity interest of 10 percent through July 1998.

       The Company is committed to minimum royalty payments as follows:

              Year ending December 31,
              -----------------------
              2000                                             $     50,000
              2001                                                  100,000
              2002                                                  150,000
              2003                                                  150,000
              2004                                                  150,000
              Thereafter                                          1,368,750
                                                                -------------

                                                               $  1,968,750
                                                                =============

       These minimum royalties are due as long as the license agreement is in effect.

       2.   Employment agreements

       The Company has six employment and severance agreements with certain officers and a manager of the Company. Salaries covered by these agreements range from $100,000 to $120,000 annually, subject to annual adjustment. Contracts with three individuals provide for annual salaries of $120,000 (plus annual increases of at least eight percent and cash bonuses determined by the board of directors or the compensation committee), and are for terms of three years expiring in August 2001. The agreements provide for severance equal to one year's salary if the individual is terminated without cause. Furthermore, if there is a change in control as defined by these three agreements, the contracts provide for compensation equal to five times the average of the sum of amounts paid to the executive for salary for the five fiscal years immediately preceding the date of the change in control. The other three contracts provide for annual salaries of $84,000 to $100,000 (plus monthly commissions equal to 50 percent of monthly base salary and/or annual incentive bonuses equal to 30-60 percent of annual base salary), and are for terms of two years expiring April through December 2001. The agreements also provide for severance equal to 90 days of the employee's base salary plus the maximum amount of incentive pay the employee would have earned in the same 90 day period. Furthermore, if there is a change in control, as defined by these agreements, the contracts provide for compensation equal to the employee's annual base salary. There is no provision for any severance payments under these employment contracts.

       3.   Consulting and development contract
            -----------------------------------

       The Company has entered into a consulting and development contract in connection with the launch of its website. The Company is required to pay a fixed price of $500,000 in exchange for these services, to be paid in four installments based upon meeting certain milestones. At December 31, 1999, $275,000 remains payable under this contract.

NOTE J - PREFERRED STOCK

       In January of 1999, the Board of Directors approved the creation of Series A Convertible Preferred Stock (Preferred Stock) and authorized
       15,000 shares. The Preferred Stock has a stated value of $1,000 per share, and a cumulative dividend of 6 percent. The Company issued 6,100 and 200 shares of the Preferred Stock in February and March of 1999, respectively. The Preferred Stock is convertible into a total of 625,000 shares of the Company's common stock at a conversion rate of $10.08 per share. The conversion price is based on the average closing price of the Company's common stock during the 20 day period immediately preceding the closing of the preferred issuance. The Preferred shares hold no voting rights and have liquidation preferences of $1,000 per share and cumulative dividends.

       The Preferred shareholders have a limited right to receive additional shares of common stock ("reset shares") if the market price of the common stock is less than the "reset price" of $12.096 per share for a ten day period of time following certain reset dates (adjustment price). The additional shares are calculated as the difference between the reset price and the adjustment price, multiplied by one third of the purchase price of Preferred stock divided by the conversion price, divided by the adjustment price. The reset dates commence 150, 240 and 360 calendar days following the issuance of the Preferred Stock. As of December 31, 1999, the holders of Preferred stock are entitled to receive 574,867 shares of common stock under this provision.

       On the dates that the Preferred Stock was issued, the intrinsic values of the beneficial conversion feature were $10,995,740 and $31,994 in February and March, respectively. The intrinsic values were derived by the difference between the conversion price and the market value of the common stock on the day of the preferred stock issuance multiplied by the number of common shares into which the Preferred Stock is convertible. The closing price of the stock was $28.25 and $11.69 at each of the respective closing dates. The proceeds received from the sale of these convertible instruments were $6,100,000 and $200,000, respectively. Because the intrinsic values of the beneficial conversion features are greater than the proceeds received, the discounts assigned to the convertible instruments are $6,100,000 and $31,944, respectively, creating a total discount of $6,131,944. The Preferred Stock became fully convertible into common stock as of November of 1999 and the discount was accreted accordingly during 1999 and is reflected on the statement of operations as a deduction for dividends and accretion.

       Offering cost related to the issuance of Preferred Stock total $392,100 and have been netted with the proceeds for reporting purposes.

       Cumulative Preferred dividends total $337,917 as of December 31, 1999.

NOTE K - STOCK OPTIONS AND WARRANTS

       1.   Stock options

       The Company provides for issuance of stock options to certain employees, directors, officers and others. There has been no formal stock option plan adopted as of December 31, 1999. The Board of Directors has approved the granting of options as follows:

       Directors, officers and key employees have been granted options to acquire 1,079,000 shares of common stock. The options were granted at various dates at prices ranging from $0.10 to $5.54 per share, which amounts represent prices below market price of the Company's shares on the dates granted as determined by the Board of Directors. The options vest periodically through November 2002 and expire through June 2003.

       Fair market value of options granted

       The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standard No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". Therefore, the Company accounts for stock based compensation under Accounting Principles Board Opinion No. 25, under which compensation cost has been recognized using the intrinsic value method. Under this method, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. Had compensation cost been determined based upon the fair value of the options at the grant date consistent with the methodology prescribed by SFAS 123, the Company's net loss and loss per share would have been changed to the following pro forma amounts:

                                                                     1999

                                                               -----------------
          Net loss attributable to         As reported       $   (11,399,741)
              common stockholders          Pro forma             (11,453,549)

          Net loss per common share -      As reported                  (.96)
              basic and diluted            Pro forma                    (.96)

       The fair value of these options was estimated at the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions: expected volatility of 120 percent; risk-free interest rate of 6.5 percent; and expected life of 3.50 years. The weighted-average fair value of options granted was $4.75.

       Option pricing models require the input of highly sensitive assumptions, including the expected stock price volatility. Also, the Company's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Management believes the best input assumptions available were used to value the options and that the resulting option values are reasonable.




NOTE K - STOCK OPTIONS AND WARRANTS - CONTINUED

       Information with respect to the Company's stock options is as follows:

                                                                                                Weighted
                                                                                                 average

                                                                    Stock        Exercise       exercise
                                                                   options         price          price
                                                                  ------------   -------------  -------------
        Outstanding at January 1, 1997                                    -   $          -   $          -
            Granted                                                       -              -              -
            Exercised                                                     -              -              -
            Canceled/expired                                              -              -              -
                                                                ------------   -------------  -------------
        Outstanding at December 31, 1997                                  -              -              -
            Granted                                                       -              -              -
            Exercised                                                     -              -              -
            Canceled/expired                                              -              -              -
                                                                ------------   -------------  -------------
        Outstanding at December 31, 1998                                  -              -              -
            Granted                                               1,079,000        0.10-5.54           1.79
            Exercised                                                (4,000)            0.10           0.10
            Canceled/expired                                              -              -              -
                                                                ------------   -------------  -------------
        Outstanding at December 31, 1999                          1,075,000   $    0.10-5.54 $         1.80
                                                                ============   =============  =============
        Exercisable at December 31, 1999                            116,833   $         0.10 $         0.10
                                                                ============   =============  =============

       Additional   information   regarding   stock  options   outstanding   and
       exercisable at December 31, 1999 is summarized as follows:

                              Options Outstanding                                 Options Exercisable

          -----------------------------------------------------------   --------------------------------------
                                                           Weighted-
                                                            average     Weighted-average           Weighted-average
                                                           remaining      exercise                   exercise
                                               Number     contractual      price        Number        price
          Range of exercise prices          outstanding   life (years)                exercisable
          ------------------------         -------------  -----------   -----------  ------------  -----------
           $ 0.10                               440,000       13.3       $  0.10         116,833    $  0.10
           $ 2.72 - $ 2.77                      550,000       21.0          2.73               -         -
           $ 3.00 - $ 3.47                       35,000        1.3          3.17               -         -
           $ 5.54                                50,000        1.9          5.54               -         -
                                           -------------                             ------------

                                              1,075,000       37.5       $  1.80         116,833    $  0.10
                                           =============                             ============


       2.   Warrants

       Series A, B and C warrants

       In connection with the sale of Series A Convertible Preferred Stock (Note
       J), purchasers, were issued Series A and B warrants to purchase the Company's common stock. Series C warrants were also issued to a third party for a finder's fee.

       Series A warrants allow holders to purchase up to an aggregate of 71,069 shares of common stock at a weighted-average price of $34.53 per share.

       Series B warrants allow holders to purchase up to an aggregate of 47,380 shares of common stock at a weighted-average of $41.44 per share.

       Series C warrants allow holders to purchase up to 189,000 shares of common stock at a weighted-average price of $29.01 per share.

       All 307,449 Series A, B and C warrants expire in February 2004.

       Other warrants issued for services

       In  January  of  1999,  and in  conjunction  with  the  sale of  Series A
       Convertible Preferred Stock (Note J), the Company issued warrants to purchase 200,000 shares of the Company's common stock to its investor relations consultant. The warrants were issued with an exercise price of $5.00 per share and are fully vested at December 31, 1999. The fair value of $1.29 was estimated as the value of the services performed. Consulting expenses relating to these warrants totaled $258,000 during 1999.

       Information with respect to the Company's warrants is as follows:

                                                                                  Weighted-
                                                                   Number          average
                                                                 of shares     exercise price
                                                                ------------   ---------------
        Outstanding at January 1, 1997                                    -   $             -
            Granted                                                       -                 -
            Exercised                                                     -                 -
            Forfeited                                                     -                 -
                                                                ------------  ---------------
        Outstanding at December 31, 1997                                  -                 -
            Granted                                                       -                 -
            Exercised                                                     -                 -
            Forfeited                                                     -                 -
                                                                ------------   ---------------
        Outstanding at December 31, 1998                                  -                 -
            Granted                                                 507,449   $         21.48
            Exercised                                                     -                 -
            Forfeited                                                     -                 -
                                                                ------------   ---------------
        Outstanding at December 31, 1999                            507,449   $         21.48
                                                                ============   ===============
        Warrants exercisable at December 31, 1999                   507,449   $         21.48
                                                                ============   ===============

NOTE L - INCOME TAXES

       The income tax expense (benefit) reconciled to the tax computed at the federal statutory rate of 34 percent is as follows:

                                                                                          1999           1998
                                                                                      ------------   -----------
        Income tax benefit at statutory rate                                         $ (1,676,159)  $ (164,189)
        Income tax attributed to the S-Corporation                                              -        8,560
        State income tax benefit, net of federal tax benefit                             (115,157)     (15,936)
        Nondeductible option compensation                                                 493,887            -
        Deductible stock option compensation                                               (6,068)           -
        Change in valuation allowance                                                   1,301,627      169,896
        Other, net                                                                          1,870        1,669
                                                                                      ------------   -----------
                   Income tax expense                                                $          -   $        -
                                                                                      ============   ===========

       Deferred income tax assets and liabilities are as follows:
                                                                                          1999           1998
                                                                                      ------------   ------------
        Deferred tax assets

            Deferred expenses                                                        $   146,465    $         -
            Net operating losses                                                       1,442,150        169,896
                                                                                      ------------   ------------
                                                                                       1,588,615        169,896
        Less valuation allowance                                                      (1,471,524)      (169,896)
                                                                                      ------------   ------------
                                                                                         117,091              -
                                                                                      ------------   ------------
        Deferred tax liabilities
            Deferred income                                                             (117,091)             -
                                                                                      ------------   ------------
                   Net deferred tax assets (liability)                               $         -    $         -
                                                                                      ============   ============

       The Company has sustained net operating losses in each of the periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit for any of the period presented. The increase in the valuation allowance was $1,301,628 and $169,896 for the years ended December 31, 1999 and 1998, respectively.

       As of December 31, 1999, the Company had net operating loss carryforwards for tax reporting purposes of approximately $3,866,354 expiring in various years through 2019.

       Through June 30, 1998, the Company elected to file federal and state income taxes under the provisions of Subchapter S of the Internal Revenue Code. Effective July 1, 1998, the Company revoked its S election, and will therefore be a taxable entity under the provisions of Subchapter S of the Internal Revenue Code.

NOTE M - NET LOSS PER COMMON SHARE

                                                                                 Cumulative
                                                     amounts               Year ended December 31,
                                                      since       --------------------------------------------
                                                     inception         1999           1998            1997
                                                   ------------   -------------   ------------   -------------
        Common shares outstanding during
           the entire period                                 -     11,877,002       1,091,067              -
        Weighted-average common shares
           issued during the period                  5,850,408          2,917       5,009,612        545,535
                                                   ------------   -------------   ------------   -------------
        Weighted-average common shares
           used in basic EPS                         5,850,408     11,879,919       6,100,679        545,535
        Dilutive effects of potential common
           shares                                            -              -               -              -
                                                   ------------   -------------   ------------   -------------
        Weighted-average number of common
           shares and dilutive potential
           common stock
           used in diluted EPS                       5,850,408     11,879,919       6,100,679        545,535
                                                   ============   =============   ============   =============

       For the years ended December 31, 1999, 1998 and 1997, and for cumulative amounts since inception, all of the convertible securities, reset provisions, options and warrants discussed in Notes J and K were not included in the computation of diluted EPS because to do so would have been antidilutive.

NOTE N - SUBSEQUENT EVENTS

       1.   Company name change

       In January 2000, the Company began conducting business under the name "Logio".

       2.   Preferred stock conversion

       Through March 2000, 6,300 shares of the Company's preferred stock were converted into 625,000 common shares and 728,046 "reset shares" of the Company's common stock were issued to preferred shareholders (Note J). Also, through March 2000, cumulative dividends were paid to preferred shareholders in the form of 61,650 shares of the Company's common stock.

       3.   Options granted

       Through March 2000, options for 5,000 shares of the Company's common stock were granted to an employee.

       4.   Options and warrants exercised
            ------------------------------

       Through March 2000, warrants were exercised for 158,000 shares of the Company's common stock and options were exercised for 4,000 shares of the Company's common stock.


                                                   Logio, Inc.
                                           (a development stage company)

                                            CONSOLIDATED BALANCE SHEET
                                                  (unaudited)

                                                    ASSETS
                                                                                 June 30,
                                                                                   2000
                                                                              ----------------
CURRENT ASSETS
     Cash and cash equivalents                                                  $   333,488
     Short term investments                                                         354,517
     Accounts receivable                                                              1,081
     Note receivable                                                                    758
     Prepaid assets                                                                 173,830
                                                                              ----------------

         Total current assets                                                       863,674

PROPERTY & EQUIPMENT, net                                                         1,686,565

OTHER ASSETS                                                                         5,877
                                                                              ---------------
                                                                                 $2,566,116
                                                                              ================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current portion of long-term capital lease obligations                     $   305,943
     Accounts payable                                                               580,705
     Accrued expenses                                                               104,541
     Notes payable                                                                  405,110
                                                                              ----------------

         Total current liabilities                                                1,396,229

CAPITAL LEASE OBLIGATIONS, less current maturities                                  119,452

NOTES PAYABLE TO SHAREHOLDERS (Note 2)                                              500,000

STOCKHOLDERS' EQUITY (Notes 3, 5 and 6)
     Preferred stock                                                                      -
     Common stock                                                                    13,480
     Additional paid-in capital                                                  16,943,305
     Accumulated other comprehensive income                                          13,480
     Deficit accumulated during the development stage                           (16,429,900)
                                                                              ----------------
         Total stockholders' equity                                                 540,365
                                                                              ----------------

                                                                                  $2,556,116
                                                                              ================

                           The accompanying notes are an integral part of this statement



                                                   Logio, Inc.
                                           (a development stage company)

                                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                                  (unaudited)

                                                                Cumulative
                                                              amounts since
                                                                inception             Six months ended June 30,
                                                            ------------------- --------------------------------------
                                                                                      2000                1999

Revenues

     Advertising                                              $       1,534      $        1,534    $               -
     Product                                                        130,517                                 14,072
                                                                -----------     -----------------    -------------
                                                                                              -
                                                                    132,051               1,534             14,072
                                                                -----------      --------------      -------------

Cost of sales                                                       332,487             300,746              4,099
                                                                 ----------         -----------      -------------

Gross profit (loss)                                                (200,436)           (299,212)             9,973
                                                                  ----------         -----------      ------------
Operating Expenses
     Research and development                                     3,150,224           1,558,834            330,068
     Selling expenses                                             1,623,370             629,834            176,955
     General and administrative                                   2,414,468             649,790            527,662
     Depreciation and amortization                                  596,997             401,003             38,660
     Compensation expense for stock options                       2,033,453             580,843            705,187
                                                                  ---------         -----------       ------------

Total operating expenses                                          9,818,512           3,820,304          1,778,532
                                                                  ---------           ---------          ---------

Loss from operations                                            (10,018,948)         (4,119,516)        (1,768,559)

Other income (expense)
     Interest income                                                241,498              34,835             97,247
     Interest expense                                              (118,229)            (62,991)            (2,909)
                                                                ------------        ------------        -----------
                                                                    123,269             (28,156)            94,338
                                                                -----------         ------------         ---------

NET LOSS                                                         (9,895,679)         (4,147,672)        (1,674,221)

Deduction for dividends and accretion                            (6,534,221)            (64,360)        (4,719,894)
                                                                 -----------            --------        -----------

Net loss attributable to common stockholders                   $(16,429,900)        $(4,212,032)       $(6,394,115)
                                                               =============         ===========       ============

Net loss per common share - basic and diluted               $           (2.37)  $        (0.32)    $         (0.54)
     (Note 4)                                                 ==================  ===============  ================

Weighted-average number of shares outstanding - basic and
   diluted                                                        6,925,800          13,035,217         11,877,002
                                                                  =========          ==========         ==========

          The accompanying notes are an integral part of this statement


                                                   Logio, Inc.
                                           (a development stage company)

                                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                                   (unaudited)
                                          Six months ended June 30, 2000



                                                               Preferred Stock              Common Stock           Additional
                                             Price per       -------------------       -------------------          Paid-in
                                    Date        share        Shares       Amount        Shares        Amount       Capital
                                    ----        -----        ------       ------        ------        ------       -------
Balances at December 31, 1999          -       $    -        6,300       $   63      11,891,002     $11,891     $15,362,028

Issuance of common stock for
exercise of options                  Jan 00        .10           -           -            2,000           2             198

Issuance of common stock for
exercise of warrants                 Jan 00       5.00           -           -          100,000         100         499,900

Conversion of preferred

stock to common stock                Feb 00           -     (2,500)        (25)         248,016         248           (233)

Issuance of common stock for
exercise of options                  Mar 00       0.10            -           -          12,000          12           1,188

Issuance of common stock for
exercise of warrants                 Mar 00       7.00            -           -          58,000          58         405,942

Conversion of preferred
stock to common stock                Mar 00          -      (3,800)        (38)         376,984         377           (399)

Issuance of common stock for
reset shares                         Mar 00          -           -           -          727,756         728           (728)

Dividends on preferred stock     Jan-Mar 00          -           -           -                -           -          64,360

Issuance of common stock for
preferred dividends paid             Mar 00           -          -           -           61,650          62             (62)

Issuance of common stock for
exercise of options                  Apr-00        0.10          -           -            2,000           2             198

Issuance of warrants for                                                                                             30,000
consulting services              May-Jun 00

Issuance of stock options to
employees for compensation       Jan-Jun 00           -          -           -                -           -          580,843

Unrealized gain on
marketable securities            Jan-Jun 00           -          -           -                -           -               -

Net loss for the interim
period ended June 30, 2000 -
                                                      -          -           -                -           -               -
                                             ------------ -----------  ---------      ----------    -----------    ---------
                                                      -          -           -                           -
Balances at June 30, 2000 -
                                                      -          -     $               13,479,408     $13,480     $16,943,305
                                             ============  ==========  ========        ==========     =======     ===========

                                                           Deficit
                                      Accumulated        Accumulated
                                         other            during the
                                     comprehensive       Development
                                        income             Stage
                                        ------             -----

Balances at December 31, 1999         $7,940         $(12,217,868)


Issuance of common stock for               -                    -
exercise of options

Issuance of common stock for               -                    -
exercise of warrants

Conversion of preferred
                                           -                    -
stock to common stock

Issuance of common stock for               -                    -
exercise of options

Issuance of common stock for               -                    -
exercise of warrants

Conversion of preferred
                                           -                    -
stock to common stock

Issuance of common stock for               -                    -
reset shares


Dividends on preferred stock               -              (64,360)


Issuance of common stock for
preferred dividends paid                   -                    -


Issuance of common stock for               -                    -
exercise of options

Issuance of warrants for
consulting services                        -                    -

Issuance of stock options to
employees for compensation                 -                    -


Unrealized gain on
marketable securities                  5,540                    -

Net loss for the interim
period ended June 30, 2000 -                           (4,147,672)
(Unaudited)                       ------------         -----------



Balances at June 30, 2000 -          $13,480          (16,429,900)
(Unaudited)                       ============         ============ E>

he accompanying notes are an integral part of this statement





                                   Logio, Inc.
                           (a development stage company)


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (unaudited)
                                                                      Cumulative                Six Months
                                                                        amounts               ended June 30,
                                                                         since         --------------------------------
                                                                       inception           2000              1999
                                                                     --------------    --------------    --------------

Increase (decrease) in cash and cash equivalents
Cash flows from operating activities
       Net loss                                                       $(9,895,679)      $(4,147,672)      $(1,674,221)
       Adjustments to reconcile net loss
         to net cash used in operating activities
           Depreciation & amortization                                    596,997           401,003            38,660
           Issuance of common stock and options
                for compensation and other expenses                     2,033,453           580,843           705,187
           Issuance of warrants for consulting services                   288,000            30,000           129,051
       Changes in assets and liabilities
           Accounts receivable                                             (1,081)             (345)             (427)
           Interest receivable                                                  -             1,983            (7,831)
           Prepaid expenses and other assets                             (173,830)          137,369                 -
           Accounts payable                                               580,705           274,356            45,076
           Accrued expenses                                               104,541            18,222            20,336
                                                                     --------------    --------------    --------------
                Total adjustments                                       3,428,785         1,443,431           930,052
                                                                     --------------    --------------    --------------

                Net cash used in operating activities                  (6,466,894)       (2,704,241)         (744,169)
                                                                     --------------    --------------    --------------
Cash flows from investing activities
       Purchases of property and equipment                             (1,399,699)          (91,547)         (329,988)
       (Increase) decrease in short-term investments                     (341,037)        1,113,170        (1,516,682)
       Repayment of notes receivable from related parties                 116,942             1,197           100,200
       Notes receivable issued to related parties                        (117,700)                -            (2,615)
       Increase in deposits                                                (5,877)              134            10,152
                                                                     --------------    --------------    --------------

                Net cash provided by (used in) investing activities    (1,747,371)        1,022,954        (1,738,933)
                                                                     --------------    --------------    --------------
Cash flows from financing activities
       Proceeds from issuance of common stock                           2,215,211           907,600                 -
       Proceeds form issuance of preferred stock                        6,300,000                 -         6,300,000
       Cash paid for fees associated with preferred stock issuance       (392,100)                -          (392,100)
       Proceeds from issuance of notes payable to related parties         500,000           500,000                 -
       Principal payments under capital lease obligations                (480,468)         (193,624)           (8,350)
       Proceeds from issuance of long term obligations and notes payable  998,682                 -                 -
       Principal payments of long-term obligations and notes payable    ( 593,572)         (254,572)         (120,000)
                                                                     --------------    --------------    --------------

                Net cash provided by financing activities               8,547,753           959,404         5,779,550
                                                                     --------------    --------------    --------------

                Net increase (decrease) in cash and cash equivalents      333,488          (721,883)        3,296,448

                                   (continued)

                                      F-32

       Cash and cash equivalents at beginning of period                         -         1,055,371          425,702
                                                                     --------------    --------------    --------------

       Cash and cash equivalents at end of period                       $ 333,488         $ 333,488       $3,722,150
                                                                     ==============    ==============    ==============

       Supplemental disclosures of cash flow information:

           Cash paid for interest                                       $ 112,280         $  63,152         $  2,990
           Cash paid for income taxes                                           -                 -                -

       Non-cash financing activities:

           During the six months ended June 30, 2000 and 1999, the Company purchased $65,686 and $0, respectively, in property and equipment through capital lease obligations.

           Also during the six months ended June 30, 2000, a total of 6,300 shares of the Company's convertible preferred stock were converted into 625,000 shares of the Company's common stock. Convertible preferred shareholders were also issued 727,756 and 61,650 shares of the Company's common stock during the three months ended June 30, 2000 for reset provisions and cumulative dividends, respectively (Note 3).

           The unrealized gain on short-term investments totaled $5,540 for the six months ended June 30, 2000.

 The accompanying notes are an integral part of this statement

                                   Logio, Inc.
                          (a development stage company)


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 For the six months ended June 30, 2000 and 1999
                                   (Unaudited)

NOTE 1 - THE COMPANY AND BASIS OF PRESENTATION

Logio, Inc., formerly WordCruncher Internet Technologies, Inc., (the Company) is a development stage company engaged in the development and marketing of a focused Internet site and directory which serves the needs of the business professional.

The Company commenced planned principal operations on March 19, 2000 of its logio.com Internet portal and directory, but has not produced any significant revenues.

The Company was incorporated on November 5, 1996 in the State of Utah under the name of Redstone Publishing, Inc. During July 1998, the Company merged with Dunamis, Inc. a public Company organized in the State of California. The merger was recorded as a reverse acquisition, therefore WordCruncher is the accounting survivor.

In connection with the merger, Dunamis, the legal survivor, changed its name to WordCruncher Internet Technologies, Inc. and changed its domicile to the State of Nevada. The Company's headquarters are in Draper, Utah. On April 18, 2000, the Board of Directors approved the change of the Company's name to Logio, Inc. The change was approved by the Company's stockholders in June 2000. The Company also amended its articles of incorporation and filed the appropriate documents with the state of Nevada in June 2000 when the Company officially changed its name to Logio, Inc. The Company conducts its business within one industry segment.

         The accompanying unaudited consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The results of operations and cash flows for the six months ended June 30, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000. Certain prior period balances have been reclassified to conform with current period presentation.

NOTE 2 - NOTES PAYABLE TO SHAREHOLDERS

In June 2000, the Company was loaned $500,000 from three principal shareholders and officers of the Company in exchange for a Note Payable bearing interest of 8% annually and principal and interest are due in full on July 1, 2001. The note is not collateralized.

NOTE 3 - SHAREHOLDERS' EQUITY

Preferred stock conversion

In February and March 2000, holders of the Company's convertible preferred stock converted 6,300 preferred shares into 625,000 common shares. The preferred stock holders also received 727,756 shares of the Company's common stock in conjunction with the "reset" provisions of the preferred stock agreement. Common sock totaling 61,650 shares were issued to preferred shareholders representing a six percent cumulative dividend.

Stock options and warrants

During the six months ended June 30, 2000, the Company granted 723,500 options, each to purchase one share of the Company's common stock to employees, directors and certain consultants at exercise prices ranging from $1.19 to $7.78 per share. Approximately 588,000 options were forfeited by employees during the six months ended June 30, 2000. Common stock issued in relation to the exercise of warrants and options during the six months ended June 30, 2000 totaled 174,000 shares.

On May 15, 2000, the Company entered into an agreement with a consultant to provide public investor relations, public relations, and fulfillment services related to financing in exchange for warrants. A total of 200,000 warrants were issued at an exercise price of $3.00 per share and an additional 200,000 warrants were issued at an exercise price of $4.00 per share under the terms of this agreement. Vesting of the warrants commenced as follows: 25% on agreement date (May 15, 2000, 25% on June 30, 2000, and 50% on September 30, 2000.
Consulting charges related to this agreement total $30,000 which represents the fair market value of the services performed through June 30, 2000. The agreement terminates on January 15, 2001 when the services are completed. The vested warrants expire on May 15, 2005.

NOTE 4 - NET LOSS PER COMMON SHARE

The computation of net loss per common share is based on the weighted-average number of shares outstanding during each period presented. Diluted loss per common share would include the dilutive potential effects of options, warrants, and convertible and reset features of series A preferred stock, but were not included in the calculation of diluted net loss per common share because their effects were antidilutive. As of June 30, 2000, there were 1,189,116 options and 749,489 warrants outstanding, each to acquire one share of common stock.

NOTE 5- EQUITY INCENTIVE PLAN

On April 18, 2000, the Board of Directors adopted the Logio, Inc. 2000 Equity Incentive Plan (the Plan). The Plan allows for the granting of awards in the form of stock options, stock appreciation rights or restricted shares to employees, independent directors and certain consultants. The Company may grant awards representing up to 2,500,000 shares of the Company's common stock under the Plan. This includes 1,189,166 options, each to purchase one share of the Company's common stock, outstanding as of June 30, 2000. The Plan was approved by the Company's stockholders in June of 2000.

NOTE 6 - SUBSEQUENT EVENTS

Ticker symbol change

In July 2000, the Company changed its ticker symbol from "WCTI" to "LGIO" to reflect its name change to Logio, Inc.

Stock purchase agreement

On July 6, 2000, the Company completed a private placement with five investors for the sale of 2 million shares of its common stock for a total purchase price of $1.4 million. The terms of the agreement require the deposit of $1.4 million into an escrow account before July 31, 2000. The monies will be released to the Company upon the effective registration of the shares with the Securities and Exchange Commission on or before October 31, 2000.

We have not  authorized  any  dealer,
salesperson  or other  person to give any                     2,900,000 shares
information or represent anything not contained
in this prospectus. You must not rely on any
unauthorized information. This prospectus
 does not  offer  to sell or buy any  shares
in  any   jurisdiction   where  it  is
unlawful.   The  information  in  this
prospectus  is current  only as of its
date.
                                             LOGIO, INC.

                   -------------------------------------------------------------
                                             PROSPECTUS

                   -------------------------------------------------------------



TABLE OF CONTENTS ON PAGE 2                                      July 28, 2000

                                                  PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution

         The following table sets forth the expenses paid by us in connection with the sale of the shares. All the amounts shown have been previously paid in connection with the original effective date of this registration statement:

         Securities and Exchange  Commission  Registration Fee .. . .   $  1,097
                                                                        --------
         Printing and  Engraving  Expenses . . . . . . . . . . .. . .     10,000
         egal and  Accounting  Fees and  Expenses . . . . . . .. . .      20,000
         Blue Sky Qualification  Fees and Expenses . . . . . . .. . .     15,000
         Transfer  Agent and Registrar Fees and Expenses . . . .. . .      3,000
         Miscellaneous  .  . . . . . . . . . . . . . . . . . . .. . .      5,000
                                                                        --------
                                                                         $49,097
         Total:                                                         ========

Item 14.  Indemnification of Directors and Officers

         Pursuant to Nevada Revised Statutes Section 78.7502 and 78.751, our Articles of Incorporation and bylaws provide for the indemnification of our officers and directors. Mandatory indemnification is required for present and former directors. However, the director must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards. We provide permissive indemnification for officers, employees or agents. Our Board must approve such indemnification and the standards and limitations are the same as for a director.

         We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him pursuant to our bylaws.

Item 15.  Recent Sales of Unregistered Securities

         The following discussion describes all securities we have sold within the past three years without registration. The issuances described represent issuances of our capital stock other than as a result of the exercise of outstanding options or warrants or by reason of the reset provisions relating to the issuance of our Series A preferred stock, as described below.

         On May 16, 1997 we issued 1,500,000 shares of common stock for $1,500 in cash to Carol N. Purcell and Wilford Purcell, the founders of Dumanis, Inc. Beginning on May 15 and ending on June 11, 1997 we sold 1,500,000 shares of common stock at $.05 per share, for an aggregate offering amount of $75,000 pursuant to Rule 504 of Regulation D of the Securities Act. On July 14, 1998, the Company issued an aggregate of 2,433,334 shares of common stock to the stockholders of WordCruncher Publishing in a merger of that company into ours. On July 1, 1998, we issued 13,500 shares of common stock, valued at $13,000, to
M. Daniel Lunt, one of our officers and directors, in satisfaction of a note we issued to Mr. Lunt. On October 30, 1998 we issued an aggregate of 39,000 shares of common stock, for $70,200, to four individuals in consideration for services they provided to us. Specifically, 29,000 restricted shares were issued to Timothy J. Riker, 5,000 shares to Peter T. Stoop, and 5,000 shares to Robert J. Stevens. On October 29, 1998, we issued 13,000 shares of common stock to Jeffrey
B. Peterson to acquire certain intellectual property rights held by Mr. Peterson. We valued those shares at $23,400. In November 1998, we issued 25,000 shares of common stock to Universal Business Insurance in satisfaction of insurance premiums we owed to it. We valued those shares at $25,000. On February 8 and March 15, 1999, we issued an aggregate of 6,300 shares of Series A Preferred Stock to eight persons pursuant to a purchase agreement. The Series A Preferred Stock was issued for an aggregate of $6.3 million.

         In June 1999, we issued 1,000 shares to Brent Hale and Randy Hemingway for compensation valued at $22,000. Further, in December 1999 we issued 8,000 shares to Universal Business Insurance for conversion of debt valued at $26,000.

         On July 6, 2000, we sold 2,000,000 shares of our common stock to an aggregate of four investors under the terms of a stock purchase agreement. Upon the effective date of a registration statement we recently filed, we will receive proceeds of $1.4 million in the transaction.

         In connection with each of these isolated issuances of our securities, we believe that each purchaser (i) was aware that the securities had not been registered under the federal securities laws, (ii) acquired the securities for its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws,
(iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition and (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer. We believe that, in light of the foregoing, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under ss.ss. 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

(a)      Exhibits

Exhibit Number                         Description

2.1**                                  Agreement and Plan of Reorganization between the Company and WordCruncher
                                       Publishing Technologies, Inc., dated July 14 1998
3.1**                                  Articles of Incorporation of the Company
3.2**                                  Articles of Merger, filed June 20, 1998
3.3**                                  Articles of Merger, filed July 15, 1998
3.4**                                  Articles of Merger
3.5**                                  Certificate of Amendment, filed February 1, 1999
3.6**                                  Bylaws of the Company
4.1**                                  Reference is made to Exhibit 3.4
4.2**                                  Specimen of Common Stock Certificate
5.1***                                 Opinion of Parsons Behle & Latimer
10.1**                                 Lease between the Company and SLT III, LLC, dated December 24, 1998
10.2**                                 License Agreement between the Company and Brigham Young University, dated
                                       February 14, 1997
10.3**                                  Purchase Agreement between the Company and Jeffrey B. Petersen, dated
                                       December 28, 1998
10.4**                                 Employment Agreement between the Company and Kenneth W. Bell, dated September
                                       1, 1998
10.5**                                 Employment Agreement between the Company and James W. Johnston, dated
                                       September 1, 1998
10.6**                                  Employment Agreement between the Company and M. Daniel Lunt, dated September
                                       1, 1998
10.7**                                 Employment Agreement between the Company and Peter T. Stoop
10.8**                                 Preferred Stock Purchase Agreement between the Company and certain Series A
                                       Preferred investors, dated February 8, 1999
10.9**                                 Letter Amendment Regarding Preferred Stock Purchase Agreement, dated April
                                       21, 1999
10.10**                                Escrow Agreement among the Company, the Goldstein Law Group and certain
                                       Series A Preferred Investors, dated February 8, 1999
10.11**                                Registration Rights Agreement among the Company and certain Series A
                                       Preferred Investors, dated February 8, 1999
10.12**                                Form of Warrant issued to certain Series A Preferred Investors on February 8,
                                       1999

10.13**                                Warrant issued to Placement Agent, dated February 8, 1999
10.14**                                Dataware License Agreement, dated July 1999
10.15**                                Pittard Sullivan Contract, dated July 1999
10.16**                                Digital Boardwalk Agreement, dated July 1999
10.17**                                Acsiom, Inc. Consulting Agreement, dated July 1999
10.18**                                Netscape Software Financial Agreement, dated November, 1999
10.19**                                Oracle Software Agreement, dated November, 1999
10.20**                                Sun Microsystems License Agreements, dated December, 1999
10.21**                                Qwest Dedicated Internet Access Service Agreement, dated November, 1999
10.22**                                Netdotworks Consulting and Support Agreement, dated February, 2000
10.23**                                DoubleClick, Inc. DART Service Agreement, dated February, 2000
10.24**                                Telcobid.com Agreement, dated May 9, 2000
10.25**                                b2bstores.com Agreement, dated May 9, 2000
10.26**                                Stock Purchase Agreement and Escrow Agreement
10.27**                                2000 Equity Incentive Plan
10.28**                                Office Space Lease, dated April 2000
10.29**                                Columbia Financial Group Agreement, dated May 2000
10.30**                                Sierra Systems Agreement, dated September 1999
10.31**                                Employment Agreement for Tom Eldredge
10.32**                                Employment Agreement for William Barnett
23.1*                                  Consent of Parsons Behle & Latimer
23.2*                                  Consent of Grant Thornton LLP
23.3*                                  Consent of Crouch, Bierwolf & Chisholm
24.1*                                  Power of Attorney (see signature page)
27.1*                                  Financial Data Schedule

-------------------------
*    Filed herewith
** Previously filed as part of the Company's Registration Statement Number 333-79537, and incorporated herein by this reference.
***  To be filed

Item 17.  Undertakings

         Pursuant to Rule 415, the undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statements.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on July 28, 2000.

LOGIO, INC.
a Nevada Corporation

           /s/ Kenneth W. Bell
By:-----------------------------------------
         Kenneth W. Bell,
         Chief Executive Officer, President, and
         Director

          /s/ Thomas Eldredge
By:-----------------------------------------
         Thomas Eldredge,
         Chief Financial Officer,
         Senior Vice President, and Secreetary